Exhibit 10.19
AMENDED AND RESTATED LOAN AGREEMENT
Dated: As of MARCH 3, 2011
Among
WRT REALTY L.P., a Delaware
limited partnership
(the “Borrower”)
and
KEYBANK, NATIONAL ASSOCIATION (“Agent”),
and
KEYBANK, NATIONAL ASSOCIATION
and any other Lenders, which are, or may become, parties to this Agreement (the “Lenders”)
Up to $150,000,000.00 Credit Facility
KEYBANC CAPITAL MARKETS (“Arranger”)

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EXHIBITS

Exhibit A	—	Definitions

Exhibit B	—	Form of Assignment and Assumption Agreement

Exhibit C	—	Form of Note

Exhibit D	—	Authorized Representatives

Exhibit E	—	Required Property, Hazard and Other Insurance

Exhibit F	—	Ownership Interests and Taxpayer Identification Numbers

Exhibit G-1	—	Form of Compliance Certificate

Exhibit G-2	—	Form of Financial Covenant Compliance Certificate

Exhibit G-3	—	Form of Borrowing Base Certificate

Exhibit H	—	Form of Notice of Rate Selection

Exhibit I	—	Lenders’ Commitments

Exhibit K	—	Loan Agenda

Exhibit L	—	Reserved

Exhibit M	—	Pledged Subsidiaries

Exhibit N	—	Pledged Securities

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SCHEDULES

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THIS AMENDED AND RESTATED LOAN AGREEMENT AMENDS AND RESTATES IN ITS ENTIRETY THAT CERTAIN LOAN AGREEMENT, AS AMENDED (THE ‘ORIGINAL AGREEMENT”) DATED AS OF DECEMBER 16, 2005 ENTERED INTO BETWEEN WRT REALTY L.P., AS BORROWER, KEYBANK, NATIONAL ASSOCIATION, AS AGENT, AND THE VARIOUS LENDERS PARTY THERETO
AMENDED AND RESTATED LOAN AGREEMENT
This agreement (“Loan Agreement” or “Agreement”) is made and entered into as of the 3rd day of March, 2011, by and between WRT REALTY L.P., a Delaware limited partnership having an address of 7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts 02114 (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association, having an address at 225 Franklin Street, 18th Floor, Boston, Massachusetts 02110, and the other lending institutions which are, or may become, parties to this Agreement pursuant to Section 13.22 (singly and collectively, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, a national banking association, with a place of business at 127 Public Square, Cleveland, Ohio 44114, as Agent for itself and such other lending institutions (the “Agent”), and KEYBANC CAPITAL MARKETS, as the Arranger.
WITNESSETH:

ARTICLE 1

BACKGROUND
1.1 Defined Terms. Capitalized terms used in this Agreement are defined either in Exhibit A, or in specific sections of this Agreement, or in another Loan Document, as referenced in Exhibit A.
1.2 Borrower. The Borrower is a limited partnership organized under the laws of the State of Delaware. Winthrop Realty Trust, an Ohio business trust (the “REIT”), is the holder of 100% of the preferred units and 99.8% of the common units in the Borrower, and WRT TRS Management Corp. (“Management”) is the holder of .2% of the common units in the Borrower.
1.3 Use of Loan Proceeds. The Borrower has applied to Lenders for a revolving loan facility (the “Facility”) of up to ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000.00), with an initial commitment of FIFTY MILLION DOLLARS ($50,000,000.00) (each advance under the Facility being a “Loan” and collectively, the “Loans”), the proceeds of which are to be used to provide funding for the working capital of the Borrower and its Subsidiaries.
1.4 Guaranties. As an inducement to Lenders to make the Loans, the following entities have agreed to furnish certain guaranties and indemnities to the Agent with respect to the Loan (the following, in such capacity, are severally and collectively called “Guarantor”): (i) REIT, (ii) WRT TRS Management Corp., a Delaware corporation and a wholly owned subsidiary of REIT, and (iii) the following Subsidiaries of the Borrower (each, a “Subsidiary Guarantor”): FT-FIN Acquisition LLC, FT-FIN GP LLC, WRT-DV, LLC, WRT Property Holdings LLC, WRT-Andover Property LLC, WRT-South Burlington Property LLC, WRT-Andover Property Manager LLC, WRT-South Burlington Property Manager LLC, WRT-Crossroads One LLC, WRT-Crossroads LLC, FT-WD Property LLC, FT-KRG (Atlanta) LLC, FT-KRG (Greensboro) LLC, FT-KRG (Denton) LLC FT-KRG (Louisville) LLC, FT-KRG (Memphis) LLC, FT-KRG (Seabrook) LLC, and FT KRG Property LP (all Delaware limited liability companies or Delaware limited partnerships).

1.5 Loan. Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, each of the Lenders agrees severally to make Loans to the Borrower under the Facility up to the amount such Lender’s Commitment, and the Borrower agrees to accept and repay the Loans.
ARTICLE 2
LOAN PROVISIONS
2.1 The Facility/Advances.
2.1.1 Subject to Section 2.1.2, in no event shall the aggregate amount of Loans outstanding from time to time exceed the lesser of (a) the Facility Amount or (b) the Borrowing Base (the lesser of (a) or (b) being the “Availability”).
2.1.2 Provided no Default or Event of Default shall then be in existence (or would be after giving effect thereto), the Borrower shall have the right prior to March 3, 2014, to elect to further increase the Facility Amount and obtain Loans (subject in all instances to the terms and conditions of this Agreement) from the Lenders in the amount of such increase; provided, however, that (i) the total of such increases shall not be in excess of One Hundred Million Dollars ($100,000,000.00) in the aggregate, (ii) such increases shall be approved by the Agent, such approval not to be unreasonably withheld, (iii) each such increase shall be in a minimum amount of $10,000,000.00, (iv) after any such increase the Facility Amount shall not exceed the Total Commitments of the Lenders (as such may be increased after the date hereof) as determined by the Agent, and (v) the Borrower pays the commitment fee on such increase set forth in the addendum to the Agent’s terms letter. Such right may be exercised by the Borrower by written notice to the Agent (which the Agent will forward promptly to the Lenders), which election shall designate the increased Facility Amount. The Borrower shall execute and deliver any and all documentation and satisfy other conditions reasonably required by the Agent in order to evidence and effectuate the increase in the Facility Amount, including, without limitation, any new or replacement Note(s) as may be required by any Lender changing its Commitment or any new Lender issuing a new Commitment, and payment of any commitment fee by the Borrower as may be required by the Agent in connection with such increase. Any such increase of the Facility Amount shall not be effective until written confirmation from the Agent to the Borrower and the Lenders of such increased amount and the confirmation that such amount does not exceed the Total Commitments of the Lenders. The Borrower acknowledge and agree that neither Agent nor any Lender has agreed to increase its Commitment to provide funding for such increased Facility Amount, and that any such agreement by Agent or any Lender shall be in its sole discretion. The Arranger agrees to exercise reasonable best efforts to secure such additional commitments if so requested by Borrower. The Arranger shall give the existing Lenders written notice of the Borrower’s request to so increase the Facility Amount hereunder, and the existing Lenders shall have a right of first refusal with respect to electing to increase their respective Commitments, which right must be exercised by providing the Agent with written notice of such election within ten (10) Business Days of the notice provided by the Arranger. In the event the existing Lenders shall agree to increase their Commitments by an amount that is in excess of the requested increase, such increased Commitments shall be allocated by the Agent on a pro rata basis. In connection with any increase in the Facility Amount, (a) no Lender shall be required to increase the amount of such Lender’s Commitment, and (b) each existing Lender’s respective Percentage shall be adjusted to reflect the participation of the new Lender (or existing Lender increasing its Commitment) in the Facility and the increase in the Total Commitment.
2.1.3 Any and all advances of proceeds of the Loans shall be made by the Lenders pro rata in accordance with each Lender’s Percentage. Loans may be prepaid and reborrowed in accordance with the provisions hereof, provided the aggregate principal amount of Loans outstanding from any Lender shall not exceed at any one time such Bank’s Commitment.
2.1.4 The aggregate principal amount of each Borrowing of Loans hereunder shall be not less than One Million Dollars ($1,000,000.00) for Adjusted Prime Rate Loans, and Five Million Dollars ($5,000,000.00) for LIBOR Rate Loans, or in greater integral multiples of One Million Dollars ($1,000,000.00) thereafter.
2.1.5 The obligations of the Lenders hereunder are several and not joint. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Percentage of any Loan, nor shall such failure release or diminish the obligations of any other Lender to fund its Percentage provided herein.
2.1.6 Each request for a Loan hereunder shall constitute a representation and warranty by Borrower that the conditions set forth in ARTICLE 5 hereof, as the case may be, have been satisfied on the date of such request and will be satisfied on the proposed drawdown date, unless otherwise disclosed in writing to the Agent prior to or at the time of such request, including the Borrower’s continued compliance with the Financial Covenants, except to the extent the contemplated Loan will result in noncompliance with the Financial Covenants. Notwithstanding any such disclosure, the disclosure by Borrower to Agent that one or more of the conditions set forth in ARTICLE 5 hereof are not satisfied as of the date of Borrower’s request for a Loan or will not be satisfied as of the proposed Drawdown Date shall entitle Agent to refuse to make the Loan requested by Borrower.
2.1.7 The Borrower shall have the right to terminate or reduce the aggregate Facility Amount at any time and from time to time without penalty or premium upon not less than 5 Business Days prior written notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent; provided, however, (a) that Lenders shall be indemnified for any breakage and redeployment costs associated with any LIBOR Loans, (b) any reductions shall be the in minimum increments of $10,000,000.00, applied pro rata to each Lender’s Commitment, and (c) if the Borrower seeks to reduce the aggregate amount of the Commitments below $50,000,000.00, then such Commitments shall all automatically and permanently be reduced to zero. The Agent will promptly transmit such notice to each Lender. The Commitments, once terminated or reduced may not be increased or reinstated.

2.2 Term of Loan; Extension Rights. The Facility shall be for a term (“Initial Term”) commencing on the date hereof and ending on March 3, 2014 (“Initial Maturity Date”). The Initial Term of the Facility may be extended for one (1) year (“Extended Term”) until March 3, 2015 (“Extended Maturity Date”) upon satisfaction of the conditions set forth in Section 2.8.
2.3 Interest Rate and Payment Terms. The Loans shall be payable as to interest and principal in accordance with the provisions of this Agreement and the Note. This Agreement also provides for interest at a Default Rate, Late Charges and prepayment rights and fees. All payments for the account of Lenders made by the Borrower shall be applied to the respective accounts of the Lenders in accordance with each Lender’s Percentage of the Loan. The Agent will disburse such payments to the Lenders on the date of receipt thereof if received prior to 10:00 a.m. on such date and, if not, on the next Business Day. Any and all interest rate selection and conversion provisions in this Agreement are to be administered by the Agent and to be allocated on a pro rata basis to the portion of the balance due under the Notes held by each Lender based upon such Lender’s Percentage.
2.4 Interest Rate.
2.4.1 The Loans will bear interest at the Applicable Rate, unless the Default Rate is applicable. The Adjusted Prime Rate shall be the “Applicable Rate”, except that the Adjusted LIBOR Rate shall be the “Applicable Rate” with respect to portions of the Loans as to which a LIBOR Rate Option is then in effect. For each disbursement of proceeds of the Loan, Borrower shall deliver to Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile confirmation or electronic mail confirmation within twenty four (24) hours of such verbal notice) of the requested amount of such disbursement (x) if such disbursement is to bear interest at the Adjusted Prime Rate, not later than 11:00 a.m. Eastern Time on the second Business Day prior to the desired date of disbursement and (y) if such disbursement is to bear interest at an Adjusted LIBOR Rate, not later than 11:00 a.m. Eastern Time on the third Business Day prior to the desired date of disbursement. Commencing April 1, 2011, Borrower shall pay interest in arrears on the first day of every calendar month in the amount of all interest accrued and unpaid on the Loan. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 12:00 noon Eastern Time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.
2.4.2 Provided that no Event of Default exists, Borrower shall have the option (the “LIBOR Rate Option”) to elect from time to time in the manner and subject to the conditions hereinafter set forth an Adjusted LIBOR Rate as the Applicable Rate for all or any portion of a Loan which would otherwise bear interest at the Adjusted Prime Rate.

2.4.3 The only manner in which Borrower may exercise the LIBOR Rate Option is by giving Agent irrevocable notice (which may be verbal notice provided that Borrower delivers to Agent facsimile or email confirmation in the form of Exhibit H attached hereto within twenty-four (24) hours) of such exercise not later than 11:00 a.m. Eastern Time on the second LIBOR Business Day prior to the proposed commencement of the relevant LIBOR Rate Interest Period, which written notice shall specify: (i) the portion of the Loans with respect to which Borrower is electing the LIBOR Rate Option, (ii) the LIBOR Business Day upon which the applicable LIBOR Rate Interest Period is to commence and (iii) the duration of the applicable LIBOR Rate Interest Period. The Applicable Rate for any portion of the Loans with respect to which Borrower has elected the LIBOR Rate Option shall revert to the Adjusted LIBOR Rate with a LIBOR Rate Interest Period of one-month (the “One-Month LIBOR Rate”), as of the last day of the LIBOR Rate Interest Period applicable thereto (unless Borrower again exercises the LIBOR Rate Option for such portion of the Loan). Agent shall be under no duty to notify Borrower that the Applicable Rate on any portion of the Loan is about to revert from an Adjusted LIBOR Rate to the One-Month LIBOR Rate. The LIBOR Rate Option may be exercised by Borrower only with respect to any portion of the Loans equal to or in excess of $500,000.00. At no time may there be more than six (6) LIBOR Rate Interest Periods in effect with respect to the Loan.
2.4.4 If Agent determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that Dollar deposits in an amount approximately equal to the portion of the Loans for which Borrower has exercised the LIBOR Rate Option for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of maintaining a LIBOR Rate on such portion of the Loans or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, to the extent that such Lender makes such determination generally with respect to its Borrower who borrow funds at a rate based upon the LIBOR Rate, Agent shall so notify Borrower and all portions of the Loans bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described above are no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period.
2.4.5 Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.
2.4.6 Borrower shall pay all Breakage Costs incurred from time to time by Lender upon demand within fifteen (15) Business Days of receipt of written notice from Agent.

2.4.7 If the introduction of or any change in any law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for any Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loans or any portion thereof, or to fund the Loans or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the LIBOR Rate Option as contemplated by the Loan Documents, then, to the extent that such Lender makes such determination generally with respect to its Borrower who borrow funds at a rate based upon the LIBOR Rate, (1) Agent shall notify Borrower that such Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the LIBOR Rate Option shall immediately terminate, (3) the Applicable Rate for any portion of the Loans for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Prime Rate, and (4) Borrower shall pay to Agent the amount of Breakage Costs (if any) incurred by such Lender in connection with such conversion. Thereafter, Borrower shall not be entitled to exercise the LIBOR Rate Option until such time as the situation described herein is no longer in effect or can be avoided by Borrower exercising a LIBOR Rate Option for a different LIBOR Rate Interest Period. So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender unable to maintain the Applicable Rate at an Adjusted LIBOR Rate pursuant to this Section 2.4.7 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any applicable Breakage Costs.
2.5 Principal.
2.5.1 Scheduled Payments. No scheduled payments of principal shall be due prior to the Maturity Date.
(a) Mandatory Principal Repayments. The Borrower shall make mandatory prepayments of principal equal to the excess of the outstanding balance of the Facility, over the Availability, as determined by the Agent from time to time (singly and collectively, the “Mandatory Principal Prepayments”) each of which shall be due and payable on the later of (x) within five (5) Business Days of the event giving rise to such Mandatory Principal Prepayment obligation (the “Mandatory Prepayment Event”) or (y) within three (3) Business Days of written demand therefor by the Agent; provided, however, at the request of the Borrower, the Agent agrees to hold the amount of any such Mandatory Principal Prepayment in the Mandatory Principal Payment Account (as defined in the Cash Management Agreement or as otherwise established with the Agent and pledged to the Agent, on behalf of the Lenders, to secure the repayment of the Obligations), until the earlier of (x) the expiration of any relevant Interest Period so that the prepayment can be made without the Borrower incurring any costs under Section 2.5.7 or (y) ninety (90) days:
Any Mandatory Principal Prepayment shall be applied to then outstanding principal balance due under the Loan.

(b) Prepayment. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents to the contrary, the Loans or any portion thereof may be prepaid in whole or in part by the Borrower on any Business Day during the term of the Loan, upon five (5) days’ prior written notice to the Agent. Any prepayment made pursuant to the foregoing shall be accompanied by the payment of interest accrued through the date of prepayment and the payment of any applicable Breakage Costs.
2.5.2 Maturity. At maturity all accrued interest, principal and other charges due with respect to the Loans shall be due and payable in full and the principal balance and such other charges, but not unpaid interest, shall bear interest at the Default Rate until so paid.
2.5.3 Method of Payment; Date of Credit. All payments of interest, principal and fees shall be made in lawful money of the United States in immediately available funds, without counterclaim or set off and free and clear, and without any deduction or withholding for, any taxes (other than income taxes or franchise taxes of any Lender) or other payments (a) by direct charge to an account of Borrower maintained with Agent (or then holder of the Loan), or (b) by wire transfer to Agent or to such other bank or address as the holder of the Loans may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to 12:00 noon Cleveland Time; payments received after 12:00 noon Eastern Time shall be credited to the Loans on the next Business Day; payments which are by check, which Agent may at its option accept or reject, or which are not in the form of immediately available funds shall not be credited to the Loans until such funds become immediately available to Agent, and, with respect to payments by check, such credit shall be provisional until the item is finally paid by the payer bank.
2.5.4 Billings. Agent may submit monthly billings reflecting payments due from the Borrower; however, any changes in the interest rate which occur between the date of billing and the due date may be reflected in the billing for a subsequent month. Neither the failure of Agent to submit a billing nor any error in any such billing shall excuse the Borrower from the obligation to make full payment of the Borrower’s payment obligations when due.
2.5.5 Default Rate. Agent shall have the option of imposing (and shall upon demand of the Required Lenders impose), and Borrower shall pay upon billing therefor, an interest rate which is four percent (4%) per annum above the interest rate otherwise payable (“Default Rate”): (a) following any Event of Default, unless and until the Event of Default is cured with the consent of Required Lenders or waived by Required Lenders; and (b) after Maturity. Borrower’s right to select LIBOR pricing options shall be suspended upon the occurrence and during the continuance of a monetary Default or following any Event of Default or at Maturity.
2.5.6 Late Charges. The Borrower shall pay, upon billing therefor, a “Late Charge” equal to five percent (5%) of the amount of any regularly scheduled payment of principal (other than principal due at Maturity or any Mandatory Principal Prepayment), interest, or both, which is not paid within ten (10) days of the due date thereof (other than with respect to any payment as to which the said ten (10) day period expires after the implementation of the Default Rate). Late charges are: (a) except as provided above, payable in addition to, and not in limitation of, the Default Rate, (b) intended to compensate Agent for administrative and processing costs incident to late payments, (c) are not interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

2.5.7 Prepayment Costs. The Borrower shall pay to Agent, immediately upon request and notwithstanding contrary provisions contained in any of the Loan Documents, such amounts as shall, in the conclusive judgment of Agent (in the absence of manifest error), compensate Agent and the Lenders for the loss, cost or expense which they may reasonably incur as a result of (i) any payment or prepayment, under any circumstances whatsoever, whether voluntary or involuntary, of all or any portion of an Adjusted LIBOR Rate Advance on a date other than the last day of the applicable Interest Period of an Adjusted LIBOR Rate Advance, (ii) the conversion, for any reason whatsoever, whether voluntary or involuntary, of any Adjusted LIBOR Rate Advance to a Adjusted Prime Rate Advance on a date other than the last day of the applicable Interest Period, (iii) the failure of all or a portion of a Loan which was to have borne interest at the Adjusted LIBOR Rate pursuant to the request of Borrower to be made under the Loan Agreement (except as a result of a failure by any Lender to fulfill such Lender’s obligations to fund), or (iv) the failure of the Borrower to borrow in accordance with any request submitted by it for an Adjusted LIBOR Rate Advance. Such amounts payable by the subject Borrower shall be equal to (a) any administrative costs actually incurred plus (b) the Breakage Costs.
2.6 Fees.
2.6.1 Loan Fees. Borrower shall pay to the Agent the fees as and when provided in the addendum to the terms letter between the Borrower and the Agent. The fee shall be based upon the amount of the Total Commitment and shall be fully earned by the Agent on the Closing Date.
2.6.2 Unused Commitment Fee. The Borrower agree to pay to the Agent for distribution to each Lender an unused commitment fee (the “Unused Commitment Fee”) for the period from the Closing Date until the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) equal to the average daily amount of the Total Commitment then in effect which was unused (through the extension of Loans) during the immediately preceding calendar quarter calculated on the basis of actual days elapsed over the actual number of days for such quarter, multiplied by 35 basis points (.35%). The Unused Commitment Fee shall be due and payable quarterly in arrears on the first day of each quarter and on the Maturity Date or upon such earlier date as the Total Commitment shall be terminated
2.6.3 Extension Fees. The Borrower shall pay to the Agent for the account of the Lenders “Extension Fees” (so referred to herein) in amounts representing one quarter of one percent (0.25%) of the Total Commitment of the Lenders at the Initial Maturity Date, in connection with the Borrower’s exercise of its extension right, and as a condition precedent to the effectiveness thereof, in each instance, as provided in Section 2.8. In the event the Facility is not extended for any reason, the Agent shall promptly return the Extension Fee to the Borrower.

2.7 Acceleration. The Agent may, and upon the request of the Required Lenders shall, accelerate the applicable Loan, after the occurrence and during the continuance of an Event of Default. Upon such an acceleration, all principal, accrued interest and costs and expenses shall be due and payable together with interest on such principal at the Default Rate and any applicable Prepayment Fee and any amounts due under Section 2.5.7.
2.8 Conditions to Extending Loan. Upon satisfaction of each of the following conditions, the Borrower may extend the Facility until the Extended Maturity Date:
2.8.1 No Default. No Default shall exist on the date of the Borrower’s written notice for an extension as provided for below and on the Initial Maturity Date.
2.8.2 Notice From Borrower. The Borrower shall have given Agent written notice of its request to exercise its extension right at least sixty (60) days, but no more than ninety (90) days, before the Initial Maturity Date.
2.8.3 Covenant Compliance. No breach of any covenants imposed upon the Borrower shall exist including, without limitation, the Financial Covenants;
2.8.4 Conditions Satisfied. All of the conditions set forth in Article 5 of this Agreement shall continue to be satisfied;
2.8.5 Extension Fee. The Extension Fee of 0.25% of the Facility referred to in Section 2.6.3 shall have been paid at least five (5) days prior to the Initial Maturity Date;
2.8.6 Additional Documents. The Borrower and each Guarantor shall have executed and delivered to Agent such agreements and documents as Agent may reasonably require to effectuate the extension; provided, however, none of said requested agreements or documents shall provide for additional collateral or include any substantive modification of the terms and provisions of the Loan Documents;
2.8.7 Before End of Term. Each of the foregoing conditions are satisfied not later than, and on, the Initial Maturity Date. Within twenty (20) days following receipt by Agent of Borrower’s written notice under clause 2.8.2 above requesting the extension accompanied by the items described in Section 2.8, Agent shall notify the Borrower in writing if all of the conditions precedent to the extension, other than payment of the extension fee, have been satisfied, or if further information or documents set forth in Section 2.8 are required, specifying such missing information or documents. If Agent determines that the conditions to extension have been satisfied (or if the Agent notified the Borrower as provided above of any outstanding information or documents required by this Section 2.8, specifying such missing information or documents, and the Borrower provides outstanding information or documents prior to ten (10) days before the Initial Maturity Date), other than payment of the Extension Fee, Agent shall so notify the Borrower and upon Agent’s receipt of the Extension Fee not later than five (5) days prior to the Initial Maturity Date, so long as no Default exists, the term of the Facility shall be extended until the Extended Maturity Date.

2.9 Increased Costs and Capital Adequacy.
2.9.1 Borrower recognizes that the cost to any Lender of maintaining the Loans or any portion thereof may fluctuate and, to the extent that such Lender makes such determination generally with respect to similarly situated borrowers, Borrower agrees to pay Agent additional amounts to compensate any such Lender for any increase in its actual costs incurred in maintaining the Loans or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of:
(a) any change after the date hereof in any applicable law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to any Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lenders or franchise taxes), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender (which includes the Loans or any applicable portion thereof) (provided, however, that Borrower shall not be charged again the Reserve Percentage already accounted for in the definition of the Adjusted LIBOR Rate), or (C) imposing on any Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to any Lender of maintaining the Loans or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by any Lender under the Loan Documents; or
(b) the maintenance by any Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loans (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).
So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days’ written notice to the Agent, require any such Lender whose costs of maintaining the Loans or any portion thereof has increased as provided for in this Section 2.9.1 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any compensation required to be paid hereunder and any applicable Breakage Costs.
2.9.2 If the application of any law, rule, regulation or guideline adopted or arising out of the report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof being deemed to have occurred after the date hereof, regardless of the date enacted, adopted, issued or implemented), or compliance by any Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital to a level below that which such Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then, to the extent that such Lender requires such compensation generally with respect to similarly situated Borrower, from time to time Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction with respect to any portion of the Loans outstanding. So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender to whom compensation is due and payable by the Borrower as provided for in this Section 2.9.2 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any compensation required to be paid hereunder and any applicable Breakage Costs.
2.9.3 Any amount payable by Borrower under subsection 2.9.1 or 2.9.2 above shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Agent setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Agent to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Agent shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection 2.9.1 or 2.9.2 above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Agent so to notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.
2.10 Borrower Withholding. If by reason of a change in any applicable laws occurring after the date hereof, or, as to an Eligible Assignee acquiring an interest in the Loans after the date hereof, after such Eligible Assignee purchases such interest in the Loan, Borrower is required by law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of any Lender or any franchise tax imposed on any Lender), duties or other charges from any payment due under the Note to the maximum extent permitted by law, to the extent that such Lender imposes such requirement generally with respect to similarly situated Borrower, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. So long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may with thirty (30) days written notice to the Agent, require any such Lender requiring the Borrower to make such deductions or withholdings as set forth in this Section 2.10 to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to any Eligible Assignee identified by the Borrower in its demand and reasonably approved by the Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest in the Loan, plus any amounts required to be paid hereunder and any applicable Breakage Costs.

2.11 Interest Rate Agreements.
2.11.1 Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrower and Agent shall constitute indebtedness evidenced by the Note and secured by the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lenders of the proceeds of the Loan, shall exceed the face amount of the Note.
2.11.2 Borrower hereby collaterally assigns to Agent for the benefit of Lenders any and all Interest Rate Protection Products, if any, purchased or to be purchased by Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lenders with any additional documentation requested by Lenders in order to confirm or perfect such security interest during the term of the Loan. If Borrower obtains an Interest Rate Protection Product from a party other than Agent, Borrower shall deliver to Lenders such third party’s consent to such collateral assignment. No Interest Rate Protection Product purchased from a third party may be secured by an interest in Borrower or the Collateral.
ARTICLE 3
SECURITY FOR THE LOANS; LOAN AND SECURITY DOCUMENTS
3.1 Security for Loan. The Loans, together with interest thereon and all other charges and amounts payable by, and all other Obligations of, the Borrower and the other Loan Parties to the Agent and/or each of the Lenders, shall be secured by the following collateral (the “Collateral”) which the Borrower agrees to provide and maintain (certain of which was previously executed and/or delivered in connection with the Original Agreement), or cause to be provided and maintained (whether provided for each in separate agreements or combined with various other agreements):
3.1.1 Security Agreement. To the extent permitted under the terms of the applicable Formation Documents, a first priority security agreement and collateral assignment granted by the Borrower to the Agent, on behalf of the Lenders, respecting all assets of the Borrower, whether now owned, now due, or in which the Borrower has an interest, or hereafter, at any time in the future, acquired, arising, to become due, or in which the Borrower obtains an interest.
3.1.2 Borrower Ownership Interest Pledge and Security Agreements. First priority Ownership Interest Pledge and Security Agreements granted by the Borrower to the Agent, on behalf of the Lenders, with respect (a) to all right, title, and interest of the Borrower to and in the Borrower’s respective ownership interests in those Subsidiaries as set forth in Exhibit M annexed hereto, and (b) all right, title, and interest of the Borrower to and in the Securities (the “Pledged Securities”) described on Exhibit N annexed hereto, together with any required third party consents, waivers or control agreements required in order to vest, perfect and confirm the Agent’s lien and rights with respect to such interests.

3.1.3 Depository Account Pledge and Security Agreements. A first priority Depository Account Pledge and Security Agreement granted by the Borrower and any Loan Party to the Agent, on behalf of the Lenders, respecting any of the Borrower’s Accounts to the extent established by such Persons at KEYBANK NATIONAL ASSOCIATION (or any successor thereto or affiliate thereof) (singly and collectively the “Depository Account Pledge and Security Agreement”).
3.1.4 Guaranties and Security Agreements from Guarantor. The unlimited guaranty from each Guarantor, pursuant to which each Guarantor shall guaranty the prompt, punctual, and faithful payment of the Loans and the performance of all other Obligations to the Agent and each of the Lenders under the Loan Documents (singly and collectively, the “Guaranty”); a portion of the initial advances to be made under this Facility will be utilized to repay in full the outstanding balances due under that certain Loan Agreement dated as of November 18, 2004, as amended, entered into by FT-FIN Acquisition LLC (“FT-Fin”) and KeyBank National Association, as Agent; as consideration for the repayment of the obligations of FT-Fin pursuant to the advances made hereunder, FT-Fin has agreed, on behalf of itself and certain of its subsidiaries, that the various collateral and other guaranties executed and/or delivered certain collateral by FT-FIN and such subsidiaries shall be continue in full force and effect and shall be deemed modified and amended to constitute guaranties of and such collateral shall secure the Obligations of the Borrower hereunder, and Borrower agrees to cause FT-FIN and such subsidiaries to execute all such documents and take such action as the Agent may request in order to confirm the guaranty by such parties of, and the grant of collateral by such parties to secure, the Obligations of the Borrower hereunder.
3.1.5 Subsidiary Collateral Documents. The following collateral documents granted to the Agent from the applicable Subsidiary listed below:
(a) An Ownership Interest Pledge and Security Agreement granted by FT-FIN with respect to its ownership interests in FT-WD Property LLC, a Delaware limited liability company, together with all necessary consents and agreements required by the Agent in connection therewith;
(b) An Ownership Interest Pledge and Security Agreement granted by FT-KRG Property L.P., a Delaware limited partnership, with respect to its ownership interests in FT-KRG (Atlanta) LLC, FT-KRG (Denton) LLC, FT-KRG (Louisville) LLC, FT-KRG (Memphis) LLC , FT-KRG (Seabrook) LLC, and FT-KRG (Greensboro) LLC, each a Delaware limited liability company, together with all necessary consents and agreements required by the Agent in connection therewith; and
(c) An Ownership Interest Pledge and Security Agreement granted by WRT Property Holdings LLC, WRT-Andover Property Manager LLC, and WRT-South Burlington Property Manager LLC, each a Delaware limited liability company, with respect to their respective ownership interests in WRT-Crossroads LLC, WRT-Crossroads One LLC, WRT-Andover Property Manager LLC, WRT-South Burlington Property Manager LLC, WRT-Andover Property LLC, and WRT-South Burlington Property LLC, each a Delaware limited liability company, together with all necessary consents and agreements required by the Agent in connection therewith.

3.1.6 Environmental Compliance and Indemnification Agreement. A compliance and indemnification agreement with respect to environmental matters (“Environmental Indemnity”) from the Borrower and each Guarantor (collectively, the “Indemnitor”) in favor of the Agent and each of the Lenders.
3.1.7 Additional Documents. Any other documents, instruments and agreements with respect to the Loans as set forth on the Loan Agenda.
3.2 Loan Documents and Security Documents. The Loans shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the “Loan Documents”, each as the same may be hereafter modified or amended, consisting of: (i) this Loan Agreement; (ii) the promissory notes in the form of Exhibit C, annexed hereto, payable by the Borrower to each of the respective Lenders in the original aggregate principal amount of up to FIFTY MILLION DOLLARS ($50,000,000.00) (collectively, the “Note”); (iii) the various documents and agreements referenced in Section 3.1, above; (iv) any Consents or Payment Direction Letters executed by any Borrower Subsidiary; (v) the Interest Rate Agreement (if any), (vi) the Cash Management Agreement (if any); and (vii) any other documents, instruments, or agreements heretofore or hereafter executed to further evidence or secure the Loan.
Each of the Loan Documents listed above is dated as of the date hereof. The Loan Documents referenced in Section 3.1 , together with any additional documents granted in favor of the Agent under Section 3.3 in connection with the grant of Additional Collateral, are sometimes referred to herein, singly and collectively as the “Security Documents”.
3.3 Additional Borrowing Base Collateral. From time to time during the term of this Agreement following Borrower’s written request (“Additional Collateral Request”), and the Borrower’s compliance with the provisions of this Section 3.3, the Required Lenders shall authorize the Agent to accept additional unencumbered assets (“Additional Collateral”) from the Borrower or any Borrower Subsidiary or other Loan Party as a Borrowing Base Asset and include the value of such Additional Collateral in the determination of the Borrowing Base (based on the formula set forth in the definition of Borrowing Base, or on such other basis as the Agent and the Lenders may reasonably determine with respect to such Additional Collateral). The Lenders shall agree to the inclusion of such Additional Collateral in the Borrowing Base Assets Pool, only upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Agent and the Required Lenders:
3.3.1 No Event of Default shall exist under this Agreement or the other Loan Documents at the time of the Additional Collateral Request or at the time of any such assets becoming Additional Collateral hereunder, except for any Default which is cured or remedied by such Additional Collateral becoming part of the Borrowing Base.
3.3.2 All representations and warranties contained herein or in the other Loan Documents shall be true and correct in all material respects as of the time of the delivery of any such Additional Collateral (or shall become true by virtue of such Additional Collateral becoming part of the Borrowing Base), including the Borrower’s continued compliance with the Financial Covenants.

3.3.3 The Borrower shall pay or reimburse the Agent for all appraisal fees, title insurance and recording costs, reasonable legal fees and expenses and other costs and expenses incurred by Agent in connection with the additional Collateral.
3.3.4 The Borrower or the applicable Loan Party shall have executed all such documents and taken all such action (and caused any Person to take such action and execute such documents) as the Agent may reasonably request to vest, perfect and confirm the guaranties, liens and security interests required by the Agent with respect to such Additional Collateral.
3.3.5 The Borrower, any applicable Borrower Subsidiary or Loan Party, and the subject Additional Collateral shall have satisfied all applicable conditions precedent set forth in Article 5 prior to the inclusion of the Additional Collateral in the Borrowing Base.
Any failure of the proposed Additional Collateral to meet in all material respects all of the foregoing conditions shall be deemed a rejection of the proposed addition of the Additional Collateral in the Borrowing Base for that Additional Collateral Request and such proposed Additional Collateral shall not be included in the Borrowing Base for any purpose unless and until all of the foregoing conditions are satisfied or waived by the Agent and the Required Lenders. The Agent shall give the Borrower prompt written notice of the decision of the Required Lenders with respect to the admission or rejection of any Additional Collateral as a component of the Borrowing Base.
3.4 Removal of Borrowing Base Assets. So long as there is no Default pending, the Borrower may from time to time have a Borrowing Base Asset removed from the Borrowing Base Assets Pool. In such event, the Borrower shall provide to the Agent written notice thereof (each a “Removal Request”) no later than 10:00 a.m. (New York, New York time) on the Business Day that is at least five (5) Business Days prior to the date on which the Borrower wishes to have such Borrowing Base Asset removed from the Borrowing Base Assets Pool, such Removal Request to (i) identify the Borrowing Base Asset proposed to be removed from the Borrowing Base Assets Pool, (ii) set forth the calculation of the Borrowing Base value attributable to such Borrowing Base Asset from the Borrowing Base Certificate in order to determine the amount of any payment required by Section 2.5.1(a), and (iii) have attached thereto a pro forma Borrowing Base Certificate. Upon receipt by the Agent of any prepayment required by Section 2.5.1(a) and provided no Default is then pending, the subject Borrowing Base Asset shall cease to be part of the Borrowing Base Asset Pool hereunder and the Agent shall provide prompt written notice of such removal to each Lender.
Notwithstanding any other provision of this Agreement or the other Loan Documents, the Agent and the Lenders acknowledge and agree that in the event any Borrower Subsidiary shall own an asset which is not intended to be in the Borrowing Base Assets Pool, such Borrower Subsidiary shall be permitted to sell, finance, encumber or otherwise transfer such asset without the approval of the Agent or the Lenders and without the requirement of any payment hereunder.

ARTICLE 4
CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES
4.1 Authorized Representatives. Agent and each of the Lenders are authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated (“Authorized Representatives”) to bind the Borrower with respect to all matters pertaining to the Loans and the Loan Documents including, but not limited to, the selection of interest rates, the submission of any request for a Loan and certificates with regard thereto. Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice. The present Authorized Representatives as to the Borrower are listed on Exhibit D. The Agent shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure Agent and each of the Lenders that each Authorized Representative is a responsible and senior official of the Borrower.
ARTICLE 5
CONDITIONS PRECEDENT
It shall be a condition precedent of Lenders’ obligation to close the Facility and to fund the initial Loans under the Facility that each of the following conditions precedent be satisfied in full (as determined by each Lender in its discretion which discretion shall be exercised in good faith having due regard for the advice of the Agent), unless specifically waived in writing by all of the Lenders at or prior to the date of the funding of the initial Loans under the Facility (the date of the closing of the Loan shall be referred to herein as the “Closing Date” and the date of the initial Loan under the Facility shall be referred to herein as the “Funding Date”), and the Lenders shall, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make disbursement of the initial Loan under the Facility on the Closing Date and shall, if so requested by Borrower as and when provided in Section 2.1 and as otherwise provided herein, make disbursement of Loans subject to the satisfaction of said following conditions precedent:
5.1 Satisfactory Loan Documents and Related Documents; Loan Agenda Items. On the Funding Date, each of the Loan Documents and the Related Documents shall be satisfactory in form, content and manner of execution and delivery to Agent and Agent’s counsel and all Loan Documents and Related Documents shall be in full force and effect. Without limiting the foregoing, the Agent shall have received each of the instruments, documents, and agreements itemized on the Loan Agenda, each executed and delivered in favor of, and/or in form and substance reasonably satisfactory to, the Agent.
5.2 Financial Information; No Material Change.
(a) No change shall have occurred in the financial condition, business, affairs, operations or control of the Borrower, the Loan Parties, and/or the other Loan Parties since the date of their respective financial statements most recently delivered to Agent, which change has had or could reasonably be expected to have a Material Adverse Effect; and the Borrower and the other Loan Parties shall have furnished Agent such other financial information and certifications as reasonably requested by the Agent.

(b) The absence of any material adverse change in the loan syndication, financial or capital market conditions generally from those currently in effect.
(c) The Borrower shall have provided to the Agent a copy certified by an officer of the Borrower of its balance sheet after giving effect to the Loan, to evidence that the Borrower is solvent, has assets having a fair value in excess of the amount required to pay the Borrower’s probable liabilities on the Borrower’s existing Debts as such become absolute and mature, and has adequate capital for the conduct of the Borrower’s business and the ability to pay the Borrower’s Debts from time to time incurred in connection therewith as such Debts mature.
5.3 Warranties and Representations Accurate. All warranties and representations made by or on behalf of any of the Borrower and the other Loan Parties, or any of them, to Agent or any of the Lenders shall be true, accurate and complete in all material respects and, to the best of the Borrower’s Knowledge, shall not omit any material fact necessary to make the same not misleading.
5.4 Validity and Sufficiency of Security Documents. The Security Documents shall create a valid and perfected lien on the Collateral described therein and each of the Security Documents and related UCC filings shall have been duly recorded and filed to the satisfaction of Agent and Agent’s counsel, including, without limitation, as follows:
(a) On the Funding Date, the Borrower and the other Loan Parties shall have delivered to the Agent evidence of the completion of all recordings and filings of, or with respect to, the Security Documents or, in the case of UCC-1 financing statements, delivery of such financing statements in proper form for recording, and shall have taken all such other actions as may be necessary or, in the reasonable opinion of the Agent, desirable to perfect the Liens and security interests intended to be created by the Security Documents in the Collateral covered thereby. Such filings, recordings and other actions shall include, without limitation, in addition to the UCC-1 financing statements, (x) delivery to the Agent of the certificates, if any, representing the respective partnership and membership interests in each partnership and limited liability company, the partnership or membership interests in which are being pledged to Agent on behalf of the Lenders pursuant to the Security Documents, and (y) delivery to the Agent of all consents, acknowledgments, and approvals relating in any way to the Security Documents as the Agent in its reasonable discretion determines appropriate, including, without limitation, those consents and approvals set forth in the Loan Agenda with respect to the granting of the Security Documents and the acknowledgment of the interests of the Agent and the Lenders created therein (the “Consents”); and
(b) on or prior to the Funding Date, the Agent shall have received the results of a UCC, tax lien and judgment search in the jurisdictions in which the Borrower, the Borrower Subsidiaries, and the other Loan Parties, respectively, are organized, have assets, or have their chief executive office, and the results of such search shall indicate there are no judgments or Liens not permitted under the Loan Documents.

5.5 Payment Direction And Authorization. Agent shall have received evidence of such Payment Direction Letters set forth in the Loan Agenda in order to evidence the intended management of the cash flow of the Borrower and the other Loan Parties.
5.6 Litigation. On the Funding Date, there shall not be any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower’s Knowledge, threatened with respect to the Loan, the transactions contemplated in the Loan Documents or any documentation executed in connection therewith, or in connection with the Borrower or any other Loan Party, which the Agent shall determine in good faith is likely to have a Material Adverse Effect.
5.7 Formation Documents and Entity Agreements.
(a) On the Funding Date, the Agent shall have received a certificate of the general partner or managing member or manager, as applicable, of the Borrower and each other Loan Party which is a partnership or limited liability company, annexing and certifying as to (a) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing a copy thereof), (b) due authorization, execution and delivery by such entity of the Loan Documents to which it is a party, and (c) such entity being in good standing and authorized to do business in each jurisdiction where the ownership of its assets and operation of its business requires such qualification, as each of the foregoing is set forth in Loan Agenda;
(b) On the Funding Date, the Agent shall have received a certificate of the managing member or manager of each Loan Party which is a limited liability company annexing and certifying as to (a) resolutions of such entity authorizing and approving the transactions contemplated by the Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such limited liability company is a general partner or managing member in respect of any of the Loan Documents, (b) signatures and incumbency of all officers of such limited liability company executing documentation on behalf of such entity or on behalf of any entity as to which such limited liability company is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, as each of the foregoing is set forth in the Loan Agenda.

(c) On the Funding Date, the Agent shall have received a certificate of the secretary of each Loan Party which is a corporation annexing and certifying as to (a) corporate resolutions of such entity authorizing and approving the transactions contemplated by the Loan Documents, and the execution and delivery thereof by such entity in respect of the documents to which it is a party and on behalf of the other entities in which such corporation is a general partner or managing member in respect of any of the Loan Documents, (b) signatures and incumbency of all officers of such corporation executing documentation on behalf of such entity or on behalf of any entity as to which such corporation is a general partner or managing member, as the case may be, in connection with the transactions contemplated by the Loan Documents, (c) the Formation Documents of such entity having been duly executed, delivered and filed and remaining in full force and effect and unmodified as of the date of such certificate (and annexing copies thereof) and (d) such entity being in good standing and authorized to do business in each jurisdiction where the conduct of its business and ownership of its assets requires such qualification, including, as each of the foregoing is set forth in the Loan Agenda.
5.8 Compliance With Law. There are no Legal Requirements which prohibit or adversely limit the capacity or authority of the Borrower to enter into the Facility or any Loan Party to execute the Loan Documents to which it is a party, and perform the obligations of such Person with respect thereto.
5.9 Compliance With Financial Covenants. Agent shall have received an Officer’s Certificate reflecting compliance with the Financial Covenants and the terms and conditions hereof.
5.10 Due Diligence. Agent shall have received and completed a review of such due diligence as the Agent may require with respect to any Collateral, including, without limitation:
(a) Updated title reports and copies of existing owner’s or lender’s title insurance policies with respect to the Individual Properties owned (fee simple or land estate) or ground leased by any Loan Party, or subject to a mortgage or participation interest in any loan held by a Loan Party (the “Title Reports”);
(b) Copies of all notes, mortgages and other loan documents evidencing any Collateral;
(c) Borrower’s certification as to the principal balance and the regularly scheduled principal and interest payments due on all Subsidiary Debt as of March 3, 2011;
(d) Copies of all agreements and restrictions related to the Pledged Securities; and
(e) To the extent available, zoning reports and surveys for each Individual Property.
5.11 Condition of Property. There shall have been no uninsured, unrepaired, or unrestored damage or destruction by fire or otherwise to any of the real or tangible personal property comprising or intended to comprise the Individual Properties which could reasonably be expected to have a Material Adverse Effect.

5.12 Insurance. To the extent requested by the Agent, the Borrower shall have provided to Agent evidence of the following insurance, each meeting the requirements of the Agent: (i) reasonably satisfactory blanket liability insurance in favor of the Borrower and each of the Borrower Subsidiaries, and physical all-risk insurance; (ii) a reasonably satisfactory report from the third party monitoring the insurance as to the hazard and other insurance on the Individual Properties maintained by the respective owner or tenant thereof, and (iii) a reasonably satisfactory third party contract regarding the monitoring of the insurance to be obtained by tenants under Leases with respect to the Individual Properties.
5.13 Third Party Consents and Agreements. The Agent shall have received the Consents and such other third party consents, control agreements and other agreements as the Agent may require with respect to the Loan.
5.14 Legal Opinions. Agent shall have received and approved legal opinion letters from counsel representing the Borrower and the other Loan Parties which meet Agent’s legal opinion requirements and covering such matters incident to the transactions contemplated herein, as the Agent may reasonably request.
5.15 No Default. There shall not be any Default under any of the Loan Documents.
5.16 Patriot Act/OFAC. The Borrower and each other Loan Party shall have provided all information requested by the Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and the OFAC Review Process.
ARTICLE 6
WARRANTIES AND REPRESENTATIONS
The Borrower warrants and represents to Agent and each of the Lenders for the express purpose of inducing Lenders to enter into this Agreement, to make each Loan, and to otherwise complete all of the transactions contemplated hereby that upon the date of each Loan advance and at all times thereafter until the Loan has been repaid and all Obligations have been satisfied as follows:
6.1 Formation. Each of the Borrower and the other Loan Parties has been duly formed and is validly existing and in good standing as a corporation, limited partnership, limited liability company or trust, as the case may be, under the laws of the State of its formation. Each of the Borrower and the other Loan Parties has the requisite power and authority to own its assets and conduct its businesses as currently conducted and owned, and to enter into and perform its obligations under each Loan Document and/or Related Document to which it is a party. Each of the Borrower and the other Loan Parties is in good standing and authorized to do business in each jurisdiction where the ownership of its assets and/or the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

6.2 Proceedings; Enforceability. Each of the Borrower and the other Loan Parties has taken all requisite action to authorize the execution, delivery and performance by such Person of the Loan Documents and/or the Related Documents to which it is a party. Each Loan Document and the Related Document to which it is a party which is required to be executed and delivered on or prior to the date on which this representation and warranty is being made has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of each of the Borrower and the other Loan Parties which is a party thereto, enforceable against each such Person in accordance with its respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
6.3 Conflicts. Neither the execution, delivery and performance of the Loan Documents and the Related Documents by each of the Borrower and the other Loan Parties or compliance by any such Person with the terms and provisions thereof (including, without limitation, the granting of Liens pursuant to the Security Documents), (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants or conditions of, or constitute a default under, or result in the creation or imposition (or the obligation to create or impose) of any Lien (except pursuant to the Security Documents) upon any of the property or assets of any such Person pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement or any other agreement, contract or instrument to which any such Person is a party or by which it or any of its properties or assets is bound or to which it may be subject or (iii) will violate any provision of any Formation Document of any such Person.
6.4 Ownership and Taxpayer Identification Numbers.
(a) All of the partners, owners, stockholders, and members, respectively and as may be applicable, of each of the Borrower and the other Loan Parties (other than the REIT) are listed in Exhibit F. The exact correct name and organizational number(s) and federal employer identification number(s) of the Borrower and the other Loan Parties are accurately stated in Exhibit F.
(b) The Borrower is the owner of all of the ownership interests set forth in Section 3.1.2, above, pledged by it to the Agent, on behalf of the Lenders. Except for such ownership interests and except as shown on Exhibit F, the Borrower does not directly hold any stock, membership, partnership or ownership interest in any other Person.
(c) The applicable Loan Party is each the owner, respectively, of all of the Collateral to be pledged by such Loan Party to the Agent, on behalf of the Lenders, pursuant to the Loan Documents. Except for such ownership interests and except as shown on Exhibit F, the Borrower and the other Loan Parties do not hold any stock, membership, partnership or ownership interest in any other Person.
(d) Except as shown on Exhibit F, no Loan Party or third party, directly or indirectly, owns or controls any interest in any asset relating to the Borrower or the business operations of the Borrower and/or the Borrower Subsidiaries.

6.5 Litigation. There are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) pending or, to the best of the Borrower’s Knowledge, threatened with respect to the Loan, or the transactions contemplated in the Loan Documents or the Related Documents, or any documentation executed in connection therewith, or against the Borrower and/or any of the other Loan Parties which could reasonably be expected to have a Material Adverse Effect.
6.6 Information. All factual information furnished by or on behalf of the Borrower and the other Loan Parties to the Agent and/or any of the Lenders (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the other Loan Parties to the Agent and/or any of the Lenders will be, true and accurate in all material respects on the date as of which such information is dated or certified and to the best of the Borrower’s Knowledge, not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.
6.7 Taxes. Each of the Borrower and the other Loan Parties has made all required tax filings and have paid all federal, state and local taxes applicable to them and/or their respective assets, except if contested in accordance with Section 9.1.
6.8 Financial Information. The financial statements of the Borrower and the other Loan Parties provided to the Agent present fairly the financial conditions of each at the dates of such statements of financial condition and the results of operations for the periods covered thereby. Since the dates of the relevant financial statements, no change has occurred which could have or reasonably be expected to have a Material Adverse Effect.
6.9 Management Agreements. Except for the agreements listed on Schedule 6.9 (the “Management Agreements”), there are no other management agreements or asset management agreements respecting the management of the assets of the Borrower and/or any of the other Loan Parties.
6.10 Control Provisions.
(a) Except as set forth on Schedule 6.10, the Borrower controls, directly or indirectly, and without the requirement for consent of any other Person, the management of each Borrower Subsidiary.
(b) Except as set forth on Schedule 6.10, there are no provisions in any limited partnership agreement, operating agreement, certificate of incorporation, bylaws or any other agreement or instrument to which the Borrower or any Borrower Subsidiary is party, under which any Person (other than the Borrower or a Borrower Subsidiary) has the right to exercise the management or control rights, powers or authority currently belonging to the Borrower or any Borrower Subsidiary, except as set forth in any mortgage, deed of trust or similar security agreement encumbering any Individual Property upon exercise of the rights and remedies upon default set forth in any of the foregoing.

6.11 Formation Documents. The Borrower has delivered or caused to be delivered to the Agent true and complete copies of all Formation Documents of the Borrower and the other Loan Parties, and all amendments thereto as of the date hereof and as of the date of each Loan.
6.12 Related Documents. To the extent not provided for otherwise in this Article 6, true and correct copies of all other Related Documents, together with all amendments and modifications thereto, have been delivered to the Agent, each of which is in full force and effect and, to the best of the Borrower’s Knowledge, no material default has occurred thereunder which could have a Material Adverse Effect.
6.13 Bankruptcy Filings. None of the Borrower or any of the other Loan Parties is contemplating either a filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and the Borrower has no Knowledge of any Person contemplating the filing of any such petition against any of the Borrower and/or any of the other Loan Parties.
6.14 Options. No Person holds a right of first refusal or option to purchase with respect to any item of Collateral other than as set forth in any Lease or the Organizational Documents of the Loan Party holding such Collateral.
6.15 Investment Company. None of the Borrower and/or any of the other Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
6.16 Holding Company. None of the Borrower and/or any of the other Loan Parties is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
6.17 Individual Properties.
6.17.1 Each of the Property Owners possesses such Licenses and Permits issued by the appropriate federal, state, or local regulatory agencies or bodies necessary to own and operate each Individual Property, except where the failure to possess any such License or Permit would not have a Material Adverse Effect. The Property Owners are in material compliance with the terms and conditions of all such Licenses and Permits, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Licenses and Permits are valid and in full force and effect, except where the invalidity of such Licenses and Permits or the failure of such Licenses and Permits to be in full force and effect would not result in a Material Adverse Effect. Neither the Borrower nor any of the Property Owners has received any notice of proceedings relating to the revocation or modification of any such Licenses and Permits which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

6.17.2 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) the Property Owners have either (x) fee simple title to the Individual Properties, (y) a land estate interest for a specified number of years in the Individual Properties, or (z) a leasehold estate interest in the Individual Properties; (ii) the interests of the Property Owners in the Individual Properties are not subject to any Liens securing the repayment of money except for those securing the repayment of the Subsidiary Debt, as set forth in Schedule 6.17.7, and (iii) each land estate remainderman interest and lessor interest under a Ground Lease is not, directly or indirectly, owned or controlled by a Loan Party, Borrower Subsidiary or other Loan Party;
6.17.3 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) to the best of Borrower’s Knowledge and except as otherwise disclosed in those reports identified on Schedule 6.17.3, each Individual Property is free of any Hazardous Materials in violation of any Environmental Laws applicable to such property; (ii) none of the Property Owners or Borrower has received any notice of a claim under or pursuant to any Environmental Laws applicable to an Individual Property or under common law pertaining to Hazardous Materials on or originating from any Individual Property; and (iii) none of the Property Owners or Borrower has received any notice from any Governmental Authority claiming any material violation of any Environmental Laws that is uncured or unremediated as of the date hereof;
6.17.4 Except as set forth on Schedule 6.17.4, the mortgages and deeds of trust encumbering the Individual Properties of any Property Owners are not cross-defaulted or cross-collateralized to any Individual Property owned by any other Property Owners;
6.17.5 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) with respect to the Individual Properties, each Lease is in full force and effect, (ii) except as set forth in Schedule 6.17.5, to the best of Borrower’s Knowledge, none of the Property Owners is in default in the performance of any material obligation under any Lease and Borrower has no Knowledge of any circumstances which, with the passage of time or the giving of notice, or both, would constitute an event of default by any party under any of the Leases, (iii) except as set forth in Schedule 6.17.5, to the best of Borrower’s Knowledge, no tenant is in monetary default beyond thirty (30) days or material non-monetary default under its Lease, (iv) except as otherwise expressly set forth in Schedule 6.17.5, to the best of Borrower’s Knowledge, there are no actions, voluntary or involuntary, pending against any tenant under a Lease under any bankruptcy or insolvency laws, (v) none of the Leases and none of the rents or other amounts payable thereunder has been assigned, pledged or encumbered by any of the Property Owners or any other Person, except in connection with financing secured by the applicable Individual Property (the foregoing schedule, as updated from time to time as provided herein, being referred to herein as the “Lease Schedule”).
6.17.6 Except to the extent the failure of the following to be true would not result in a Material Adverse Effect, (i) each Ground Lease is valid, binding and in full force and effect as against the applicable Property Owners and, to the best of Borrower’s Knowledge, the other party thereto, (ii) except for tenants under the Leases and except in connection with security relating to the Subsidiary Debt, none of the Ground Leases is subject to any pledge, lien, assignment, license or other agreement granting to any third party any interest therein or any right to the use or occupancy of any premises leased thereunder, and (iii) no payments under any Ground Lease are delinquent and no notice of default thereunder has been sent or received by any Loan Party which has not been cured or waived prior to the date hereof, and to the best of Borrower’s Knowledge, there does not exist under any of the Ground Leases any default by any Property Owners or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Property Owners.

6.17.7 Schedule 6.17.7 accurately details in all material respects the approximate amount, term, and interest rate applicable to all Subsidiary Debt encumbering the Individual Properties (the foregoing schedule, as updated from time to time as provided herein, the “Subsidiary Debt Schedule”). Except as noted on Schedule 6.17.7, no notice of default thereunder has been sent or received by any Loan Party which has not been cured or waived prior to the date hereof, and to the best of the Borrower’s Knowledge, there does not exist with respect to any Subsidiary Debt any default by any Property Owners or any event which merely with notice or lapse of time or both, would constitute such a default by any of the Property Owners. None of the Borrower, any Loan Party, any Borrower Subsidiary, or any other Loan Party owns, directly or indirectly, any material interest in any Subsidiary Debt.
6.17.8 No Borrowing Base Property is or shall at any times be subject to any lien or encumbrance securing any Debt, and no Loan Party (other than the Borrower) shall be liable on any Debt (other than in connection with the Obligations).
6.17.9 Each of the Property Owners is treated as a partnership for federal income tax purposes and does not constitute a publicly traded partnership within the meaning of Section 7704 of the Code.
6.17.10 Each of the Property Owners possesses valid owner’s policy title insurance from title insurers of recognized financial responsibility on each of the Individual Properties in amounts not less than the original purchase price of such properties, and such title insurance is in full force and effect.
6.18 Use of Proceeds. The proceeds of the Loan shall be used solely and exclusively as provided in Section 1.3. No portion of the proceeds of the Loan shall be used by the Borrower directly or indirectly, and whether immediately, incidentally or ultimately for any purpose which would violate or be inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System including, without limitation, Regulations G, T, U and X thereof.
6.19 Insurance. The Individual Properties are insured by insurers of recognized financial responsibility against such losses and risks in compliance with the requirements of the Leases and as set forth in Exhibit E, hereto, such insurance maintained by the tenants under the Leases; (ii) the Borrower has a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) the Borrower has satisfactory liability insurance in favor of the Borrower and each of the Borrower.
6.20 Deferred Compensation and ERISA. None of the Borrower and/or any of the other Loan Parties has any pension, profit sharing, stock option, insurance or other arrangement or Plan for employees covered by ERISA except as may be designated to Agent in writing by the Borrower from time to time and no Reportable Event has occurred and is now continuing with respect to any such ERISA Plan. The granting of the Loan, the performance by the Borrower and/or of any of the other Loan Parties of their respective obligations under the Loan Documents and/or such Persons’ conducting of their respective operations do not and will not violate any provisions of ERISA.

6.21 No Default. There is no Default on the part of the Borrower or any of the other Loan Parties under this Agreement or any of the other Loan Documents and no event has occurred and is continuing which would constitute a Default under any Loan Document.
6.22 Other Loan Parties’ Warranties and Representations. The Borrower has no reason to believe that any warranties or representations made in writing by any of the other Loan Parties to the Agent or any of the Lenders are untrue, incomplete or misleading in any material respect.
ARTICLE 7
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that from the date hereof and so long as any indebtedness is outstanding hereunder, or any of the Loan or other Obligations remains outstanding, as follows:
7.1 Notices. The Borrower shall, with reasonable promptness, but in all events within five (5) days after it has actual Knowledge thereof, notify Agent and each of the Lenders in writing of the occurrence of any act, event or condition which constitutes a Default or Event of Default under any of the Loan Documents. Such notification shall include a written statement of any remedial or curative actions which the Borrower proposes to undertake and/or to cause any of the other Loan Parties to undertake to cure or remedy such Default or Event of Default.
7.2 Financial Statements; Reports; Officer’s Certificates. The Borrower shall furnish or cause to be furnished to Agent as set forth herein from time to time, the following financial statements, reports, certificates, and other information, all in form, manner of presentation and substance acceptable to Agent and each of the Lenders:
(a) Annual Statements. Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, the audited consolidated statements of financial condition of the REIT, the Borrower and all non-consolidated Borrower Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statements of changes in financial position for such fiscal year, in each case, commencing with the Fiscal Year ending December 31, 2010, setting forth comparative for the preceding fiscal year, prepared by a public accounting firm reasonably acceptable to the Agent in accordance with GAAP, all in form and manner of presentation acceptable to Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine, together with an Officer’s Certificate from the Borrower certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing; provided, however, the Borrower shall not be required to deliver an item required under this Section if such item is contained in a Form 10-K filed by the REIT with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) and is publicly available to the Agent and the Lenders and the Borrower gives the Agent written notice of the filing thereof.

(b) Periodic Statements. Within forty-five (45) days after the close of each calendar quarter (including the quarter ending on December 31) commencing March 31, 2011, the following: (i) the consolidated statements of financial condition of the REIT, the Borrower and all non-consolidated Borrower Subsidiaries, internally prepared in accordance with GAAP, consistently applied, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and statements of changes in financial position for such quarterly period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly period, in each case commencing with the Fiscal Year ending December 31, 2010, setting forth comparative figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments, all in form and manner of presentation acceptable to Agent, such financial statements to include and to be supplemented by such detail and supporting data and schedules as Agent may from time to time reasonably determine, and (ii) an Officer’s Certificate from the Borrower certifying that such financial statements are true, accurate, and complete in all material respects and that no Default or Event of Default has occurred and is continuing; provided, however, the Borrower shall not be required to deliver an item required under this Section if such item is contained in a Form 10-Q filed by the REIT with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) and is publicly available to the Agent and the Lenders and the Borrower gives the Agent written notice of the filing thereof.
(c) Borrowing Base/Compliance Certificates. Within forty-five (45) days after the close of each quarterly Accounting period in each Fiscal Year of the Borrower commencing March 31, 2011, a Borrowing Base Certificate and Compliance Certificates in the form of Exhibit G-1, Exhibit G-2 and Exhibit G-3 annexed hereto, together with an Officer’s Certificate from the Borrower providing and otherwise certifying with respect to the following:
(i) the compliance with the Financial Covenants and the calculation of the Borrowing Base, with such supporting detail as is deemed necessary by the Agent to verify the calculations incorporated therein;
(ii) any changes to the Subsidiary Debt Schedule, including, without limitation, (a) any prepayments made on any Subsidiary Debt since the date of the then prior Officer’s Certificate, (b) specific identification of all Subsidiary Debt which matures within the twelve (12) months following the date of the Officer’s Certificate, (c) any refinancing of such Subsidiary Debt which has occurred (or for which an application has been made or a loan commitment received) since the date of the then prior Officer’s Certificate, together with a summary of the use and disbursement of the proceeds thereof, and (d) any defaults then existing under any Subsidiary Debt not included in a prior Officer’s Certificate or Subsidiary Debt Schedule, with such supporting detail as is deemed necessary by the Agent to verify the calculations incorporated therein;

(iii) A listing of any material assets (a) sold by the Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties since the date of then prior Officer’s Certificate, together with specific detail as to the use and disbursement of the proceeds of the sale, and (b) as to which an agreement has been entered into since the date of the then prior Officer’s Certificate for the sale thereof, together with the primary terms of such agreement;
(iv) a listing of any material assets acquired, or as to which an agreement to acquire has been entered into, by the Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties since the date of then prior Officer’s Certificate, together with the primary terms of such acquisition or agreement;
(v) except as disclosed in such Officer’s Certificate, to the extent of the knowledge of such officer, a certification that all insurance premiums in respect of insurance policies covering the properties owned (directly or indirectly) by the Property Owners have been paid or are not past due more than sixty (60) days, all debt service payments in respect of any Subsidiary Debt of have been made and all real estate taxes and other impositions relating to any Property Owner or its related assets have been paid; and
(vi) a summary of the status of any pending insurance claims or condemnation award proceedings.
(d) Data Requested. Within a reasonable period of time and from time to time such other financial data or information as Agent may reasonably request with respect to the Individual Properties, the Borrower, the Borrower Subsidiaries, and/or any of the other Loan Parties, including, but not limited to, rent rolls, aged receivables, aged payables, leases, budgets, forecasts, reserves, cash flow projections, deposit accounts, mortgage information, physical condition of the Borrower’s Investments.
(e) Tax Returns. To the extent prepared and filed, upon Agent’s request, copies of all federal and state tax returns of the Borrower and any of the other Loan Parties.
(f) Debt Notices. Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices, other than routine correspondence, given or received by the Borrower, or any Loan Party with respect to any Subsidiary Debt.
(g) Entity Notices. Concurrently with the issuance thereof, copies of all written notices (excluding routine correspondence) given to the partners, owners, stockholders, and/or members, respectively, of the REIT, the Borrower and/or any of the other Loan Parties.

(h) Notice of Distributions. Concurrently with the giving thereof, and within ten (10) Business Days of receipt thereof, copies of all notices of Distributions to the extent given by any Borrower Subsidiaries to the Borrower.
(i) Property Acquisition or Sale. Within ten (10) Business Days of receipt thereof, copies of all contracts or agreements in any way relating to a sale or acquisition of any material asset by the Borrower, and Borrower Subsidiary, and/or any of the other Loan Parties, along with a pro forma Compliance Certificate with respect to the Financial Covenants after giving effect to the proposed transaction.
(j) Third Party Default Notices. Immediately upon notice or receipt thereof by the Borrower and/or any of the other Loan Parties, copies of all notices of default, other non-performance, and/or exercise (or intended exercise) relating in any way to any one or more of the Related Documents.
(k) Notice of Litigation. Promptly, and in any event within ten (10) Business Days after the Borrower obtains Knowledge thereof, written notice of any pending or, to the best of the Borrower’s Knowledge, threatened action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority by any entity (private or governmental) relating in any way to the Loan, the transactions contemplated in the Loan Documents (including, without limitation, with regard to all Distributions), the Related Documents, or relating to the Borrower and/or any of the other Loan Parties, which could reasonably be expected to have a Material Adverse Effect.
(l) Notice of Hazardous Materials Promptly, and in any event within ten (10) Business Days after the Borrower obtains Knowledge thereof, written notice of (i) any Release (as defined in the Environmental Indemnity) or Threat of Release (as defined in the Environmental Indemnity) of Hazardous Materials on, in, under or affecting all or any portion of any Individual Property or (ii) the violation of any Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect.
(m) Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower or any other Loan Party as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
7.3 Existence. The Borrower shall do or cause to be done all things necessary to (i) preserve, renew and keep in full force and effect (x) the existence of the Loan Parties and the Borrower Subsidiaries and (y) the material rights, licenses, permits and franchises of the Loan Parties and the Borrower Subsidiaries, (ii) comply with all laws and other Legal Requirements applicable to it and its assets, business and operations and those of the Loan Parties and the Borrower Subsidiaries, and (iii) to the extent applicable, at all times maintain, preserve and protect all material franchises and trade names and all the remainder of its property used or useful in the conduct of its business, and keep its assets in good working order and repair, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

7.4 Payment of Taxes. The Borrower shall duly pay and discharge, and cause the Loan Parties and each Borrower Subsidiary to duly pay and discharge, before the same shall become overdue, all taxes, assessments, impositions, and other governmental charges payable by it or with respect to the Individual Properties, to the extent that same are not paid by the tenants under the respective Leases, except if contested in accordance with Section 9.1.
7.5 Insurance; Casualty, Taking.
7.5.1 The Borrower shall at all times maintain or cause the appropriate Person to maintain in full force and effect the following insurance: (i) to the best of the Borrower’s Knowledge, the Individual Properties shall be insured by insurers of recognized financial responsibility against such losses and risks in compliance with the Leases or, if such Lease does not require the tenant to maintain insurance for the entire Individual Property, the requirements set forth in Exhibit E hereto; (ii) the Borrower shall have a monitoring system in place to periodically verify whether the tenants under the Leases have in place insurance as required by the applicable Lease; and (iii) the Borrower shall have satisfactory liability insurance in favor of the Borrower and each of the Borrower Subsidiaries in compliance with the requirements in effect of the date hereof.
7.5.2 In the event of any damage or destruction to any Individual Property (or to the extent now or hereafter applicable, any Collateral) by reason of fire or other hazard or casualty, the Borrower shall give immediate written notice thereof to Agent. If there is any condemnation for public use of any Individual Property (or to the extent now or hereafter applicable, any Collateral), the Borrower shall give immediate written notice thereof to Agent. Further, the Borrower shall upon the request of the Agent provide to the Agent with a report as to the status of any insurance adjustment, condemnation claim, or restoration resulting from any casualty or taking.
7.6 Inspection. The Borrower shall cause the Borrower Subsidiaries to permit the Agent and the Lenders and its/their agents, representatives and employees to inspect the Collateral at reasonable hours upon reasonable notice.
7.7 Loan Documents. The Borrower (i) shall observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by it under, and to pay when due all costs, fees and expenses, and other Obligations of the Borrower to the extent required under, the Loan Documents and (ii) shall cause the other Borrower Subsidiaries and other Loan Parties to observe, perform and satisfy all the terms, provisions, covenants and conditions to be performed by such Person under, and to pay when due all costs, fees and expenses, and other Obligations to the extent required under, the Loan Documents.
7.8 Further Assurances. The Borrower shall and shall cause the Borrower Subsidiaries and other Loan Parties to execute and deliver to the Agent and the other Lenders such documents, instruments, certificates, assignments and other writings, and do such other acts, necessary or desirable in the reasonable judgment of the Agent, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations and do and execute all and such further lawful acts, conveyances and assurances as the Agent may reasonably require for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents.

7.9 Books and Records. The Borrower shall and shall cause the Loan Parties and the Borrower Subsidiaries and other Loan Parties to keep and maintain in accordance with GAAP (or such other Accounting basis reasonably acceptable to the Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of the Borrower and such other Persons and all items of income and expense in connection with their respective business and operations and in connection with any services, equipment or furnishings provided in connection with the operation of the business of the Borrower and such Persons, whether such income or expense is realized thereby or by any other Person. The Agent shall have the right, not more than once each quarter (unless an Event of Default shall have occurred and be continuing in which case as often as the Agent shall determine), during normal business hours and upon reasonable notice, to examine such books, records and accounts of the Borrower, and the other Loan Parties at the office of the Person maintaining such books, records, and accounts and to make such copies or extracts thereof as the Agent shall desire. The Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement, subject to change upon advance written notification to the Agent. The Agent may discuss the financial and other affairs of the Borrower and/or the other Loan Parties with any of their respective partners, owners, and any accountants (as to accountants, prior to the occurrence of an Event of Default and following the cure of any Event of Default, upon prior approval of the Borrower, not to be unreasonably withheld, and at the cost and expense of the Agent and the Lenders) hired by the Borrower, it being agreed that Agent and each of the Lenders shall use best efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing its rights and remedies under the Loan Documents and in the conduct, operation and regulation of its banking and lending business (which may include, without limitation, the transfer of the Loan or of participation interests therein). Any assignee or transferee of the Loan, co-lender, or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.
7.10 Business and Operations. The Borrower shall (and shall cause the Loan Parties and the Borrower Subsidiaries to) (i) continue to engage in the type of businesses presently conducted by them as of the Closing Date, respectively and otherwise permitted to be conducted by the REIT and the Borrower, and (ii) be qualified to do business and in good standing under the laws of each jurisdiction, and otherwise to comply with all Legal Requirements, as and to the extent the same are required for the ownership, maintenance, management and operation of the assets of such Person except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
7.11 Title. The Borrower shall and shall cause the Borrower Subsidiaries and each Loan Party to warrant and defend (x) the title to each item of Collateral owned by such Person and every part thereof, subject only to the Liens (if any) permitted hereunder, and (y) the validity and priority of the Liens and security interests held by the Agent pursuant to the Loan Documents, in each case against the claims of all Persons whomsoever. The Borrower shall be responsible to reimburse Agent and the Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by the Agent and/or any of the Lenders if an interest in any item of Collateral, other than as permitted hereunder, is claimed by another Person.

7.12 Estoppel. The Borrower shall (and shall cause the Borrower Subsidiaries to), within ten (10) days after a request therefor from the Agent, which request shall not be made by Agent more than once each quarter during each Fiscal Year, furnish to the Agent a statement, duly acknowledged and certified, setting forth (i) the amount then owing by the Borrower in respect of the Obligations, (ii) the date through which interest on the Loan has been paid, (iii) any offsets, counterclaims, credits or defenses to the payment by the Borrower or any Borrower Subsidiary to the Obligations and (iv) whether any written notice of Default from Agent to the Borrower or any of the Borrower Subsidiaries is then outstanding and acknowledging that this Agreement and the other Loan Documents are in full force and effect and unmodified, or if modified, giving the particulars of such modification.
7.13 ERISA. The Borrower shall (and shall cause each of the Loan Parties and the Borrower Subsidiaries to) as soon as possible and, in any event, within ten (10) days after the Borrower, the Loan Parties, any Borrower Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following which could have or reasonably be expected to have a Material Adverse Effect, deliver to Agent a certificate of the an executive officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, the Loan Parties, or applicable Borrower Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such the Borrower, the Loan Parties, Borrower Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred; (ii) that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; (iii) that a contribution required to be made to a Plan has not been timely made; (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; (v) that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (viii) that the Borrower, the Loan Parties, Borrower Subsidiary, or ERISA Affiliate will or may incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA; (ix) or that the Borrower, the Loan Parties, or Borrower Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(l) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). The Borrower shall (and shall cause the Loan Parties and the Borrower Subsidiaries to) deliver to Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to Agent pursuant to the first sentence hereof, copies of any material notices received by the Borrower, the Loan Parties, a Borrower Subsidiary, or any ERISA Affiliate with respect to any Plan shall be delivered to Agent no later than ten (10) days after the date such report has been filed with the Internal Revenue Service or such notice has been received by Borrower, the Loan Parties, or Borrower Subsidiary or ERISA Affiliate, as applicable.

7.14 Depository Accounts. The Agent and the Borrower shall negotiate in good faith regarding the establishment by the Borrower and each of the other Loan Parties of operating and other depository accounts, with the Agent (or any successor thereto) (singly and collectively, including the Depository Accounts, the “Borrower Accounts”), and the completion of Cash Management Agreements with respect to the use and disbursement of funds in any the Borrower Account. Each of the Borrower Accounts shall be subject to the Pledge and Security Agreement.
7.15 Cash Flow; Payment Direction Letters. To the extent Borrower Accounts and Cash Management Agreements are established under Section 7.14 above, some or all of the following may be required:
7.15.1 The Borrower agrees that appropriate procedures satisfactory to the Agent may be put in place such that subject to any limitations provided for with respect to any Subsidiary Debt: (i) any Distributions and other revenues due or payable to the Loan Parties and/or any Borrower Subsidiary shall be paid directly in to the designated Depository Account in the name of the Borrower or as otherwise directed by the Agent, and (ii) any Distributions by any Borrower Subsidiary payable to the Borrower and/or the Loan Parties shall be directly deposited in the designated Depository Account in the name of the Borrower or as otherwise directed by the Agent. Further, subject to any limitations provided for with respect to any Subsidiary Debt, after the occurrence and during the continuance of an Event of Default, Agent shall have the right to receive any and all such Distributions or other revenues and make application thereof to the Obligations.
7.15.2 The use and disbursement of all funds in the Depository Accounts and the Borrower Accounts shall be subject to the terms and provisions hereof and the Cash Management Agreement.
7.15.3 The Borrower agrees that to the extent that the Borrower, the Loan Parties, any Borrower Subsidiary or any other Loan Party receives directly any Distributions or revenues or other payments which are required to be deposited as provided for herein, the Borrower shall, and shall cause such Person to deposit such funds in the applicable designated Depository Account as directed by the Agent.
7.15.4 The Borrower shall (and shall cause the Loan Parties and the Borrower Subsidiaries) to maintain in place during the term of the Loan such direction letters and agreements as the Agent may from time to time require in order to effectuate the terms and provisions hereof relating to the management of the cash flow of such Persons (together with the Consents (to the extent that the Consents provide for the management of cash flow), the “Payment Direction Letters.
7.15.5 the Borrower shall (and shall cause the other Loan Parties to) keep in effect all Payment Direction Letters, including, without limitation, any replacements, substitutions, or renewals thereof as the Agent shall reasonably deem appropriate from time to time.

7.16 Distributions. Subject to the requirements set forth in clause (h)(xvi) of the definition of “Single-Purpose Entity” contained herein, the Borrower shall cause the Borrower Subsidiaries to make the maximum amount of all Distributions to the Borrower at the earliest opportunity permitted under the respective Formation Documents of each of the Borrower Subsidiaries, but not less often than quarterly and shall take all actions necessary (and as may be directed by the Agent) to preserve and maintain the Distribution scheme provided for herein.
7.17 Costs and Expenses. The Borrower shall pay all costs and expenses (excluding salaries or wages of employees of Agent) reasonably incurred by Agent in connection with the implementation and syndication of the Loan and the administration of the Loan, and reasonably incurred by the Agent or any of the Lenders in connection with the enforcement of the Agent’s and Lenders’ rights under the Loan Documents, including, without limitation, legal fees and disbursements, appraisal fees, inspection fees, plan review fees, travel costs and fees and out-of-pocket costs of independent engineers and consultants. The Borrower’s obligations to pay such costs and expenses shall include, without limitation, all attorneys’ fees and other costs and expenses for preparing and conducting litigation or dispute resolution arising from any breach by the Borrower or the Loan Parties of any covenant, warranty, representation or agreement under any one or more of the Loan Documents. Unless an Event of Default has occurred and is then continuing, the Agent shall use its best efforts to notify the Borrower prior to the incurrence of any such cost or expense if the aggregate amount of such costs and expenses in any one calendar year will exceed $10,000.00; provided, however, that the failure shall provide such notice shall not affect in any manner whatsoever on the Borrower’s obligations hereunder.
7.18 Appraisals.
7.18.1 Appraisal. Agent shall have the right at its option, from time to time, to order an appraisal of one or more of the Individual Properties prepared at Agent’s direction by an appraiser selected by Agent (the “Appraisal”). An appraiser selected by Agent shall be an MAI member with appropriate experience appraising commercial properties in the respective area(s) of the Individual Properties and otherwise qualified pursuant to provisions of applicable laws and regulations under and pursuant to which Agent operates).
7.18.2 Costs of Appraisal. The Borrower shall pay for the costs of each updated Appraisal only after the occurrence and during the continuance of an Event of Default, or if the Agent is granted a mortgage or deed of trust on a on an Individual Property pursuant to Section 7.21.1; provided, however, Borrower shall not be required to pay for more than one appraisal per year, per Individual Property unless an Event of Default shall be in existence.
7.19 Indemnification. The Borrower shall at all times, both before and after repayment of the Loan, at its sole cost and expense defend, indemnify, exonerate and save harmless Agent and each of the Lenders and all those claiming by, through or under Agent and each of the Lenders (“Indemnified Party”) (to the extent not paid by the Borrower in this Section 7.19 or under the applicable provisions of this or any other Loan Document) against and from all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind whatsoever, including, without limitation, attorneys’ fees and experts’ fees and disbursements, which may at any time (including, without limitation, before or after discharge or foreclosure of the Security Documents) be imposed upon, incurred by or asserted or awarded against the Indemnified Party and arising from or out of:
(a) any liability for damage to person or property arising out of any violation of any Legal Requirement with respect to the Borrower, any other Loan Party or any Individual Property, or

(b) any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of the Loan, or
(c) as a result of litigation that may arise in connection with Borrower’s activities, or
(d) the payment of any fees to any Loan Party or any manager or owner of the Borrower; or
(e) any act, omission, negligence or conduct at any Individual Property, or arising or claimed to have arisen, out of any act, omission, negligence or conduct of the Borrower or any tenant, occupant or invitee thereof which is in any way related to any Individual Property.
Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.
7.20 RESERVED.
7.21 Future Collateral Obligations. The Borrower acknowledges that the determination by the Agent as to the Collateral was based upon an analysis of the assets owned by the Borrower and the Borrower Subsidiaries, and the assets owned by Loan Parties that are parties to the Security Documents. The Borrower shall (and shall cause each of the other Loan Parties to) agree to the following undertaking:
7.21.1 At the option of the Agent, the applicable Property Owner (to the extent same is a Borrower Subsidiary) shall grant to the Agent, on behalf of the Lenders, a mortgage or deed of trust interest in and to each Individual Property which is a Borrowing Base Asset; provided, however, in the event of the incurrence of Permitted Debt on the Individual Property, the Agent shall release the said mortgage or deed of trust to the refinanced loan subject to the payment of any amount required under Section 2.5.1(a);
7.22 Replacement Documentation. Upon receipt of an affidavit of an officer of Agent as to the loss, theft, destruction or mutilation of the Note or any other Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Security Document, the Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount and otherwise of like tenor upon receipt by the Borrower of a suitable indemnity.

7.23 Other Covenants. The Borrower hereby represents and warrants that no Collateral is in the possession of any third party bailee (such as at a warehouse). In the event that the Borrower and/or any of the other Loan Parties, after the date hereof, intends to store or otherwise deliver any Collateral or other personal property in which the Agent has been granted a security interest to such a bailee, then the Borrower shall receive the prior written consent of the Agent and such bailee must acknowledge in writing that the bailee is holding such Collateral or such other personal property for the benefit of the Agent and the Lenders.
7.24 Related Documents. The Borrower will, or will cause each Borrower Subsidiary and the Loan Parties to, comply with the terms and provisions of all of the Related Documents.
7.25 Reserved.
7.26 Financial Covenants. The Borrower shall comply with the following financial covenants:
7.26.1 Coverage Ratios.
(a) Certain Definitions.
(i) “Calculation Date” shall mean the last day of each calendar quarter commencing with December 31, 2010.
(ii) “Calculation Period” shall mean each successive twelve (12) month period ending on a Calculation Date.
(iii) “Consolidated Debt Service” shall mean the sum of the aggregate Pro Rata regularly scheduled actual principal and interest paid or payable respecting all Debt of the REIT, the Borrower and their Subsidiaries during the subject Calculation Period.
(iv) “Consolidated Debt Service Coverage” shall mean the ratio for the Calculation Period of: (A) Adjusted Earnings to (B) Consolidated Debt Service
(v) “Fixed Charges” shall mean the aggregate of the Borrower’s and the REIT’s Pro Rata share of all (a) interest expenses, (b) regularly scheduled principal amortization payments (other than any final “balloon” payments due at maturity) on all Debt of the Borrower and its Subsidiaries, (c) preferred dividend payments or required Distributions (other than Distributions by the REIT to common equity holders) paid or payable by the REIT, (d) ground lease payments unless already deducted from Adjusted Earnings, and (e) tax expenses for the Borrower and its Subsidiaries, all of the foregoing as determined in accordance with GAAP and in each instance excluding amount due under the Repo Agreement.
(vi) “Fixed Charge Coverage” shall mean the ratio of (a) Adjusted Earnings to (b) Fixed Charges.

(b) Minimum Consolidated Debt Service Coverage. The Consolidated Debt Service Coverage for each Calculation Period determined on each Calculation Date shall be not less than 1.50:1. The compliance with the Consolidated Debt Service Coverage covenant shall be tested by the Agent on the Calculation Date with results based upon the most recent Calculation Period results, as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing. If such Consolidated Debt Service Coverage covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the first day of the Calculation Period the Debt Service Coverage covenant would have been satisfied. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.
(c) RESERVED.
(d) Minimum Fixed Charge Coverage. The Fixed Charge Coverage for each Calculation Period determined on each Calculation Date beginning for the Calculation Period ending on December 31, 2010 shall be not less than 1.25:1. The compliance with the Fixed Charge Coverage covenant shall be tested by the Agent on the Calculation Date with results based upon the most recent Calculation Period results, as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing. If such Fixed Charge Coverage covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the first day of the Calculation Period the Fixed Charge Coverage covenant would have been satisfied. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent
7.26.2 Consolidated Leverage Ratio. The quotient resulting from dividing (i) the sum of (1) the Borrower’s and the REIT’s Pro Rata share of the aggregate amount of all Debt respecting the Borrower, its Subsidiaries and Investments (including, without limitation, the outstanding balance of the Loan), by (ii) the REIT’s Total Asset Value, all as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to closing, shall at all times be less than fifty five (55%) percent.

The compliance with the Consolidated Leverage Ratio covenant shall be tested by the Agent on the Calculation Date with results based upon then current financial information, as reasonably determined solely by the Agent. If such Consolidated Leverage Ratio covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date the Consolidated Leverage Ratio covenant would have been satisfied on such Calculation Date. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after Notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent and each of the Lenders sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.
7.26.3 Minimum Net Worth. The Net Worth of the REIT shall at all times be equal to or greater than $250,000,000.00, plus 75% of the amount of any net proceeds received by the REIT in connection with any securities issuances or offerings consummated from and after the Closing Date. The compliance with the Minimum Net Worth covenant shall be tested by the Agent on each Calculation Date. If such Minimum Net Worth covenant shall not be satisfied on any Calculation Date, the Borrower shall prepay a sufficient amount of principal outstanding on the Loan such that if such principal reduction had been made on the Calculation Date the Minimum Net Worth covenant would have been satisfied on such Calculation Date. It shall be an Event of Default if the Borrower fails to make such a prepayment not later than the first to occur of: (i) ten (10) Business Days after Notice from Agent to the Borrower properly requesting the payment, or (ii) if the Borrower has failed to give Agent and each of the Lenders sufficient reports to enable Agent to make the necessary calculations, forty-five (45) days following the applicable Calculation Date, provided the Borrower shall have an additional five (5) days to supply additional information to the Agent from the date the Agent notifies the Borrower that the initial reports have been deemed insufficient by the Agent.
7.26.4 Dividend Payout. Distributions or dividends made by the Borrower to the REIT, and by the REIT to its owners, shall not exceed 100% of Adjusted Earnings, to be calculated on a trailing twelve-month basis, provided however, distributions or dividends may be paid to the extent necessary to maintain the status of the REIT as a real estate investment trust.
7.26.5 Minimum Liquidity. The sum of all of the REIT’s Liquid Assets (excluding, however, the Liquid Assets of any Borrower Subsidiary as to which there exists a default or event of default on any Debt of such Borrower Subsidiary) must at all times be at least $10,000,000.00, as evidenced by the REIT’s annual and quarterly SEC filings. If such Minimum Liquidity shall not be satisfied on any date of testing, the REIT shall arrange for an infusion of Liquid Assets in an amount necessary to satisfy the requirements of this Section 7.28.5. It shall be an Event of Default if the REIT fails to arrange for any required additional Liquid Assets not later than ten (10) Business Days after Notice from Agent to the Borrower notifying the Borrower of the noncompliance.

ARTICLE 8
NEGATIVE COVENANTS
The Borrower covenants and agrees that from the date hereof and so long as any Obligations remain outstanding hereunder, the Borrower shall not (and shall not suffer or permit the other Loan Parties and/or the Borrower Subsidiaries to):
8.1 No Changes to the Borrower and other Loan Parties. Without the prior written consent of the Agent, which consent will not be unreasonably withheld, after not less than thirty (30) days’ prior written notice (with reasonable particularity of the facts and circumstances attendant thereto):(i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change the organizational number (if any) assigned by its jurisdiction of formation or its federal employer identification number (if any).
8.2 Restrictions on Liens. Create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including, without limitation, the Individual Properties), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse) or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, or grant rights with respect to, or otherwise encumber or create a security interest in, such property or assets (including, without limitation, any item of Collateral) or any portion thereof or any other revenues therefrom or the proceeds payable upon the sale, transfer or other disposition of such property or asset or any portion thereof, or permit or suffer any such action to be taken, except the following (singly and collectively, “Permitted Liens”):
8.2.1 Liens created by the Loan Documents;
8.2.2 Liens for taxes, assessments or other governmental charges not yet delinquent or which are being diligently contested in good faith and by appropriate proceedings, if (x) reasonable reserves in an amount not less than the tax, assessment or governmental charge being so contested shall have been established in a manner reasonably satisfactory to the Agent or deposited in cash (or cash equivalents) with the Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law, (y) no risk of sale, forfeiture or loss of any interest in any Individual Property or the Collateral or any part thereof arises during the pendency of such contest and (z) such contest does not have and could not reasonably be expected to have a Material Adverse Effect;
8.2.3 Liens in respect of property or assets imposed by law, which were incurred in the ordinary course of business and do not secure Debt, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of any property or assets or have, and could not reasonably be expected to have, a Material Adverse Effect or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

8.2.4 Liens existing as of the Closing Date in favor of the holders of the Subsidiary Debt;
8.2.5 A Lien on a Borrower Subsidiary asset (other than on a Borrowing Base Asset) which may be granted to secure Permitted Debt; and
8.2.6 To the extent that the Borrower or any Borrower Subsidiary or any Loan Party acquires any other asset, any Lien as to which the acquisition of such asset is subject.
8.3 Consolidations, Mergers, Sales of Assets, Issuance and Sale of Equity. (i) Dissolve, terminate, liquidate, consolidate with or merge with or into any other Person, (ii) issue, sell, lease, transfer or assign to any Persons or otherwise dispose of (whether in one transaction or a series of transactions) any portion of its assets (whether now owned or hereafter acquired), including, without limitation, any securities, membership or partnership interests, or other interests of any kind in any other Loan Party or Borrower Subsidiary, directly or indirectly (whether by the issuance of rights of, options or warrants for, or securities convertible into, any such security, membership or partnership interests or other interests of any kind), (iii) withdraw from or resign as general partner or managing member of any Person, including, without limitation, any withdrawal or resignation of: the REIT as general partner of the Borrower, (iv) permit another Person to merge with or into it, or (v) take any action which could have the effect, directly or indirectly, of diluting the economic interest of any Loan Party in any of the Collateral; except the following:
8.3.1 Transfers pursuant to the Security Documents and other agreements in favor of Agent on behalf of the Lenders;
8.3.2 Transfers or mergers to facilitate a Permitted Investment (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such transfer or merger);
8.3.3 Mergers, consolidations, transfers and sales between and among Loan Parties of partnership interests, membership interests or capital stock, so long as after giving effect to any such merger, consolidation, transfer or sale, the Agent shall have a security interest, directly or through its security interest in the partnership interests, membership interests or capital stock of another Loan Party, in the partnership interests, membership interests or capital stock of each Borrower Subsidiary which is the survivor of such merger or consolidation or the recipient of such partnership interests, membership interests or capital stock transferred and/or sold, provided that in no event may any such merger, consolidation, transfer or sale cause a Change of Control or otherwise adversely affect the interests of the Agent and/or the Lenders, as determined solely by the Agent;

8.3.4 Sales of any Individual Property or other Investment or the ownership interest of the Borrower in any Property Owner or, with the prior consent of the Agent; provided (a) the Agent receives the Mandatory Principal Payment (if any) required under Section 2.5.1(a) above, (b) the Borrower submits to the Agent an Officer’s Certificate reflecting a pro-forma calculation that such sale will not result in a failure to comply with any Financial Covenants considering the consequences of the sale (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such sale);
8.3.5 Sales or dispositions in the ordinary course of business of worn, obsolete or damaged items of personal property or fixtures which are suitably replaced (to the extent required, the Agent shall release any security interest which it may have thereon to effectuate such sale or disposition);
8.3.6 Leases to the extent provided for herein;
8.3.7 The issuance of equity interests in the Borrower or the REIT, provided no Change in Control shall occur; and
8.3.8 Transactions, whether outright or as security, for which Agent’s prior written consent has been obtained.
8.4 Restrictions on Debt. Create, incur or assume any Debt, (ii) enter into, acquiesce, suffer or permit any amendment, restatement or other modification of the documentation evidencing and/or securing any Debt under which it is an obligor, or (iii) increase the amount of any Debt existing as of the Closing Date; except with respect to the following (singly and collectively, “Permitted Debt”):
8.4.1 The Obligations;
8.4.2 The following Debt existing as of the Closing Date in the amount disclosed to the Agent hereunder:
(a) the Subsidiary Debt (none of which is recourse to the Borrower, any Guarantor or any owner of a Borrowing Base Asset, except for the type of recourse obligation set forth in Section 8.4.3, below);
(b) Debt described in Schedule 8.4.2(b) annexed hereto;.
8.4.3 With respect to any Debt incurred by any Borrower Subsidiary, obligations under (i) limited guaranties by the Borrower as to usual and customary exceptions to non-recourse provisions (e.g., fraud and misappropriation of funds) provided that such limited guaranties are evidenced by documentation approved by the Agent and (ii) indemnifications by the Borrower as to usual Hazardous Materials issues relating to the subject Individual Property provided that such indemnifications are evidenced by documentation customary for transactions of that type;
8.4.4 Debt (which is non-recourse to the Borrower) incurred by any Borrower Subsidiary (other than a Guarantor or a Property Owner of a Borrowing Base Asset);

8.4.5 Indebtedness incurred in the ordinary course of business under capitalized lease and for the purchase of goods or services which are payable, without interest, within thirty (30) days of billing; and
8.4.6 Transactions, whether secured or unsecured, for which Agent’s prior written consent has been obtained.
Upon the incurrence of any such Debt by any Loan Party, the Agent shall review and, as necessary, adjust the Borrowing Base to reflect the incurrence of such Debt.
8.5 Respecting Individual Properties. Permit or otherwise suffer to occur any event such that the representations and warranties of the Borrower set forth in Section 6.17 would be untrue or misleading in any material respect.
8.6 Other Business. Enter into any line of business or make any material change in the nature of its business, purposes or operations, except as otherwise specifically permitted by this Agreement or the other Loan Documents.
8.7 Change of Control. Permit or otherwise suffer to occur any Change of Control.
8.8 Forgiveness of Debt. Cancel or otherwise forgive or release any Debt owed to it by any Person if such cancellation, forgiveness or release of such Debt would cause the Borrower to fail to comply with the Financial Covenants or have Loans outstanding in excess of the Borrowing Base unless otherwise approved by the Agent.
8.9 Affiliate Transactions. On and after the Closing Date, enter into, or be a party to, any transaction with any Person who is an Affiliate of the Borrower, or any Borrower Subsidiary, or any Loan Party, except for transactions with terms consistent with arms length contracts with independent third parties.
8.10 Amendments; Terminations of Related Documents. Enter into, acquiesce in, suffer or permit any amendment, restatement or other modification or termination of any of the Formation Documents, without the express prior written consent of the Agent.
8.11 ERISA. Except for Code Section 401(k) plans, establish or be obligated to contribute to any Plan.
8.12 Bankruptcy Filings. File a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property.
8.13 Investment Company. Become an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
8.14 Holding Company. Become a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.15 Use of Proceeds. Permit the proceeds of the Loan, or any other accommodation at any time made hereunder, to be used for any purpose which entails a violation of, or is inconsistent with, Regulation T, U or X of the Board of Governors of the Federal Reserve, or for any purpose other than those set forth in Section 1.3.
8.16 Distributions. Authorize, declare, or pay any Distributions on behalf of the Borrower, except for Permitted Distributions or (ii) take any action which would amend, modify, or terminate any Distribution due, or the terms of any Formation Document relating to Distributions due, to the Borrower, or any Borrower Subsidiary. The term “Permitted Distributions” shall mean, (x) distributions contemplated by Section 7.26.4 and (y) so long as no Default or Event of Default exists and is continuing, or would be created thereby, subject to requirements set forth in Section 9.2, hereof, any Distributions by the Borrower and the REIT in accordance with its Formation Documents.
8.17 Restrictions on Investments. Make or permit to exist or to remain outstanding any Investment except which is or results in (“Permitted Investments”):
8.17.1 marketable direct or guaranteed general obligations of the United States of America which mature within one year from the date of purchase;
8.17.2 bank deposits, certificates of deposit and banker’s acceptances, or other obligations in or of the Lenders or banks located within and chartered by the United States of America or a state and having assets of over $500,000,000.00; and
8.17.3 the Borrower’s Subsidiaries, subject in all instances to the terms of this Agreement;
8.17.4 the acquisition of any asset related to the operation, ownership or management of the Individual Properties or any of the other assets of the Borrower or the Borrower Subsidiaries;
8.17.5 the acquisition of any asset related to the operation, ownership or management of real estate properties consistent with the Borrower’s existing investments and otherwise permitted to be acquired by the REIT in accordance with its organizational documents.
8.18 Negative Pledges, Etc. Enter into any agreement subsequent to the Closing Date (other than a Loan Document) which (a) prohibits the creation or assumption of any Lien upon any of the Collateral, including, without limitation, any hereafter acquired property, (b) specifically prohibits the amendment or other modification of this Agreement or any other Loan Document, or (c) could reasonably be expected to have a Material Adverse Effect.

ARTICLE 9
SPECIAL PROVISIONS
9.1 Legal Requirements. The Borrower, any Loan Party, or any Borrower Subsidiary may contest in good faith any claim, demand, levy or assessment under any Legal Requirements or taxes owed by any person or entity if: (i) the contest is based upon a material question of law or fact raised by such Person in good faith; (ii) such Person properly commences and thereafter diligently pursues the contest; (iii) the contest will not materially impair the ability to ultimately comply with the contested Legal Requirement should the contest not be successful; (iv) reasonable reserves in an amount necessary to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary shall have been established in a manner satisfactory to the Agent or deposited in cash (or cash equivalents) with the Agent to be held during the pendency of such contest, or such contested amount shall have been duly bonded in accordance with applicable law; (v) if the contest relates to a Legal Requirement under Environmental Law, the conditions set forth in the Environmental Indemnity relating to such contests shall be satisfied; (vi) no risk of sale, forfeiture or loss of any interest in any Individual Property or the Collateral or any part thereof arises during the pendency of such contest; and (vii) such contest does not have and could not reasonably be expected to have a Material Adverse Effect.
9.2 Recourse Provisions.
9.2.1 Borrower Fully Liable. The Borrower shall be fully liable for the Loan and the Obligations to each of the Lenders.
9.2.2 Additional Matters. Nothing contained in this Section 9.2 or elsewhere shall: (i) limit the right of Agent or any of the Lenders to obtain injunctive relief or to pursue equitable remedies under any of the Loan Documents, excluding only any injunctive relief ordering payment of obligations by any Person or entity for which personal liability does not otherwise exist; or (ii) limit the liability of any attorney, law firm, accountant or other professional who or which renders or provides any written opinion or certificate to Agent or any of the Lenders in connection with the Loan even though such person or entity may be a member of the Borrower.
9.3 Payment of Obligations. Upon the payment in full of the Obligations, in immediately available funds, including, without limitation, all unreimbursed costs and expenses of the Agent and of each Lender for which the Borrower is responsible, the Agent shall release any security and other collateral interests, including, without limitation, the Payment Direction Letters, rights of setoff and right to freeze granted to the Agent as provided for herein and under the other Loan Documents and shall execute and deliver such documents and termination statements as the Borrower or any other Loan Party reasonably requests to evidence such termination and release. However, such release by the Agent shall not be deemed to terminate or release any Person from any obligation or liability under the Loan Documents which specifically by its terms survives the payment in full of the Obligations.
ARTICLE 10
EVENTS OF DEFAULT
The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Agent following an Event of Default.
10.1 Default and Events of Default. The term “Default” as used herein or in any of the other Loan Documents shall mean an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default. The occurrence of any of the following events, respectively, shall, subject to the giving of any notice or the expiration of any applicable grace period referred to in Section 10.2 without the cure thereof, constitute an “Event of Default” herein. Upon the occurrence of any Event of Default described in Sections 10.1.8, any and all Obligations shall become due and payable without any further act on the part of the Agent. Upon the occurrence of any other Event of Default, the Agent may declare any and all Obligations immediately due and payable. The occurrence and continuance of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Agent and/or the Lenders and the Borrower and instruments and papers heretofore, now, or hereafter given the Agent and/or the Lenders by the Borrower.

10.1.1 Failure to Pay the Loan. The failure by the Borrower to pay when due any principal of, interest on, or fees in respect of, the Loans.
10.1.2 Failure to Make Other Payments. The failure by the Borrower to pay when due (or upon demand, if payable on demand) any payment the Obligation other than any payment the Obligation on account of the principal of, or interest on, or fees in respect of, the Loans.
10.1.3 Note, Security Documents, and Other Loan Documents. Any other default in the performance of any term or provision of the Note, or of the Security Documents, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under the Note, the Security Documents, or any other Loan Document, regardless of whether any then undisbursed portion of the Loan is sufficient to cover any payment of money required thereby, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured.
10.1.4 Default under Other Agreements. The occurrence of any breach of any covenant or Obligation imposed by, or of any default under, any agreement (including any Loan Document) between the Agent and/or the Lenders and the Borrower, the other Loan Parties, and/or the Property Owners or instrument given by the Borrower and such Persons to the Agent and/or the Lenders in connection with the Facility and the expiry, without cure, of any applicable grace period (notwithstanding that the Agent and/or the Lenders may not have exercised all or any of its/their rights on account of such breach or default).
10.1.5 Representations and Warranties. If any representation or warranty made by the Borrower or by any of the other Loan Parties or the Borrower Subsidiaries in the Loan Documents was untrue or misleading in a manner which could reasonably be expected to have a Material Adverse Effect.
10.1.6 Affirmative Covenants. The breach of any covenant contained in Article 7 herein, including, without limitation, the Financial Covenants.
10.1.7 Negative Covenants. The breach of any covenant contained in Article 8 herein.
10.1.8 Financial Status and Insolvency.

(a) the Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of the Borrower, or of the whole or any substantial part of the property or assets of the Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of the Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; or (ix) have an attachment or execution levied against any substantial portion of the property of the Borrower or against any substantial portion of the Collateral which is not discharged or dissolved by a bond within thirty (30) days; or
(b) any such event set forth in subsection (i) above shall occur with respect to any other Loan Party, unless such event does not result in a breach of the Financial Covenants or a required payment under Section 2.5.1(a).
10.1.9 Loan Documents. If any Loan Document for any reason other than the satisfaction in full of all Obligations shall cease to be in full force and effect (other than in accordance with its terms), thereby preventing the Agent and/or the Lenders from obtaining the practical realization of the benefits thereof, or if any Loan Document shall be declared null and void or any Loan Party shall claim or declare any such Loan Document to no longer be in full force and effect or is null and void, or if the Liens and security interests purported to be created by any of the Loan Documents shall cease to be valid, perfected, first priority (except as otherwise expressly provided herein) security interests;
10.1.10 Judgments. One or more judgments or decrees shall be entered against the Borrower or any other Loan Party or Borrower Subsidiary involving a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days, and the aggregate amount of all such judgments exceeds $500,000.00;
10.1.11 Default of Other Specified Debt and Related Documents. If a Default or Event of Default (regardless of how or if defined) shall occur under any Debt of (a) the Borrower, or (b) any Borrower Subsidiaries in excess of $10,000,000.00 in any instance or $25,000,000.00 in the aggregate;

10.1.12 ERISA. (i) If any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made, the Borrower or any Borrower Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975 or 4980 of the Code, or the Borrower or any Borrower Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) and any of the foregoing could have a Material Adverse Effect; (ii) if there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability which could have, or reasonably be expected to have, a Material Adverse Effect; or (iii) if which lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Agent could have, or reasonably be expected to have, a Material Adverse Effect.
10.1.13 Change of Control. If a Change of Control shall occur.
10.1.14 Indictment; Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, any other Loan Party, and/or any Borrower Subsidiary under any applicable law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or any other such Person and/or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect.
10.1.15 Default of Other Obligations. Any failure by the Borrower to pay at maturity, or within any applicable grace period, any obligation for borrowed money, or in respect of any capitalized lease, or any failure to observe or perform any material term, covenant or agreement contained in any agreement by which the Borrower is bound, evidencing or securing borrowed money, or in respect of any capitalized lease, such that the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof.
10.1.16 Termination of Guaranty or the Borrower Consent. The termination or attempted termination of (i) any Guaranty by any Guarantor of the Obligations, or (ii) any Indemnification by any Indemnitor.
10.1.17 Generally. A default by the Borrower in the performance of any term, provision or condition of this Agreement to be performed by the Borrower, or a breach, or other failure to satisfy, any other term provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period provided for in this Agreement, or as set forth in Section 10.2. below.

10.2 Grace Periods and Notice. As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:
10.2.1 No Notice or Grace Period. Except for any grace or notice period specifically provided for in any referenced section of this Agreement, there shall be no grace period and no notice provision with respect to the payment of principal at maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to a breach of warranty or representation as set forth in Section 10.1.5, or with respect to the breach of any of the affirmative covenants set forth in Sections 7.26.1, 7.26.3, and 7.26.3.
10.2.2 Nonpayment of Interest and Principal. As to the nonpayment of interest, installments of principal, and in connection with a Mandatory Principal Prepayment prior to maturity there shall be a ten (10) Business Day grace period without any requirement of notice from Agent.
10.2.3 Other Monetary Defaults. All other monetary defaults shall have a five (5) Business Day grace period following notice from Agent.
10.2.4 Nonmonetary Defaults.
(a) As to non-monetary default under Section 7.2, 7.5, 7.17, 7.20, or 7.21, or with respect to the breach of any of the negative covenants set forth in Article 8, there shall be a ten (10) day grace period following notice from Agent of such default;
(b) As to non-monetary default under Section 7.16, there shall be a five (5) day grace period following notice from Agent of such default;
(c) As to any other non-monetary default, unless there is a specific shorter or longer grace period provided for in this Loan Agreement or in another Loan Document, there shall be a thirty (30) day grace period following notice from Agent or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time not to exceed a total of ninety (90) days from Agent’s notice as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such ninety (90) day period. However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible. As to breaches of warranties and representations (other than those related to financial information) there shall be a thirty (30) day grace period following notice from Agent.

ARTICLE 11
REMEDIES
11.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, whether or not the indebtedness evidenced by the Notes and secured by the Security Documents shall be due and payable or Agent shall have instituted any foreclosure or other action for the enforcement of the Security Documents or the Notes, Agent may, and shall upon the direction of the Required Lenders, in addition to any other remedies which Agent may have hereunder or under the other Loan Documents, or otherwise, and not in limitation thereof, and in Agent’s sole and absolute discretion:
11.1.1 Accelerate Debt. Agent may, and with the direction of the Required Lenders shall, declare the indebtedness evidenced by the Notes and secured by the Security Documents immediately due and payable (provided that in the case of a voluntary petition in bankruptcy filed by the Borrower or an involuntary petition in bankruptcy filed against the Borrower (after expiration of the grace period, if any, set forth in Section 10.1.8), such acceleration shall be automatic).
11.1.2 Terminate Commitments. If any Event of Default shall occur and be continuing, the Agent may, by notice to Borrower, terminate the obligation of the Lenders to fund Loans in respect of the then unfunded portion of the Facility, and, upon such notice being given, such obligation of the Lenders to make any further Loans in respect of the then unfunded portion of the Facility shall terminate immediately and the Lenders shall be relieved of all further obligations to make any Loans to Borrower.
11.1.3 Pursue Remedies. Agent may, and with the direction of the Required Lenders shall, pursue any and all remedies provided for hereunder, under any one or more of the other Loan Documents, and/or otherwise.
11.2 Written Waivers. If a Default or an Event of Default is waived by the Required Lenders, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of Agent, the Default or Event of Default so waived shall be deemed to have never occurred.
11.3 Power of Attorney. For the purpose of exercising the rights granted by this Article 11, as well as any and all other rights and remedies of Agent under the Loan Documents, the Borrower hereby irrevocably constitutes and appoints Agent (or any agent designated by Agent) its true and lawful attorney-in-fact, with full power of substitution, upon the occurrence and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of the Borrower. In connection with the foregoing power of attorney, the Borrower hereby grants unto the Agent (acting through any of its officers) full power to do any and all things after the occurrence and during the continuance of an Event of Default necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. The foregoing power of attorney shall not be affected by any disability or incapacity suffered by the Borrower and shall survive the same. All powers conferred upon the Agent by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

ARTICLE 12
SECURITY INTEREST AND SET-OFF.
12.1 Security Interest. The Borrower hereby grants to the Agent and each of the Lenders, a continuing lien, security interest and right of setoff as security for all of the Obligations to Agent and each of the Lenders, whether now existing or hereafter arising, upon and against all Depository Accounts, Accounts, deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any of the Lenders or any entity under the control of KeyBank National Association and its successors and assigns, or in transit to any of them.
12.2 Set-Off. After the occurrence and during the continuance of any Event of Default, any such Depository Accounts, Accounts, deposits, balances or other sums credited by or due from Agent, any affiliate of Agent or any of the Lenders, or from any such affiliate of any of the Lenders, to the Borrower may to the fullest extent not prohibited by applicable law at any time or from time to time, without regard to the existence, sufficiency or adequacy of any other collateral, and without notice or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise, all of which are hereby waived, be set off, appropriated and applied by Agent against any or all of the Borrower’s Obligations irrespective of whether demand shall have been made, in such manner as Agent in its sole and absolute discretion may determine. Within three (3) Business Days of making any such set off, appropriation or application, Agent agrees to notify the Borrower thereof, provided the failure to give such notice shall not affect the validity of such set off or appropriation or application. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES A LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF SUCH BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.3 Application. Each of the Lenders agrees with each other Lender that with respect to this Agreement or under any other Loan Document (a) if an amount to be set off is to be applied to indebtedness of the Borrower or any other Loan Party to such Lender, other than the respective Obligations due to such Lender, such amount shall be applied ratably to such other indebtedness and to the Borrower’s Obligations due to such Lender, and (b) if such Lender shall receive from the Borrower or any other Loan Party, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim due to such Lender by proceedings against the Borrower or any other Loan Party at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations due to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Borrower’s Obligations due to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the subject Obligations its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

12.4 Right to Freeze. The Agent and each of the Lenders shall also have the right, at its option, upon the occurrence and during the continuance of any event which would entitle the Agent and each of the Lenders to set off or debit as set forth in Section 12.2, to freeze, block or segregate any such deposits, balances and other sums so that the Borrower may not access, control or draw upon the same.
12.5 Additional Rights. The rights of Agent, the Lenders and each affiliate of Agent and each of the Lenders under this Article 12 are in addition to, and not in limitation of, other rights and remedies, including other rights of set off, which Agent or any of the Lenders may have.
ARTICLE 13
THE AGENT AND THE LENDERS
13.1 Appointment. KeyBank National Association is hereby appointed as Agent hereunder and under each other Loan Document, and each Lender hereby irrevocably authorizes the Agent to act as agent for Lender and to take such actions as Lender is obligated or entitled to take under the provisions of this Agreement and the other Loan Documents. Agent agrees to act as such upon the express conditions contained in this Article in substantially the same manner that it would act in dealing with a loan held for its own account. Agent shall not have a fiduciary relationship with respect to any Lender by reason of this Agreement. The provisions of this Article 13 which do not expressly grant Borrower certain rights by direct reference to Borrower are solely for the benefit of the Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of Lender and does not assume, and shall not be deemed to have assumed, any obligations toward or relationship of agency or trust with or for the Borrower, provided, however, that nothing contained in this Article 13 shall be deemed to release Agent or the Lenders from any of their obligations under this Agreement.
13.2 Reliance on Agent. All acts of and communications by the Agent, as agent for the Lenders, shall be deemed legally conclusive and binding; and Borrower or any third party (including any court) shall rely on any and all communications or acts of the Agent with respect to the exercise of any rights or the granting of any consent, waiver or approval on behalf of a Lender in all circumstances where an action by such Lender is required or permitted pursuant to this Agreement or the provisions of any other Loan Document or by applicable law without the right or necessity of making any inquiry of any individual Lender as to the authority of Agent with respect to such matter. In no event shall any of the foregoing limit the rights or obligations of any Lender with respect to any other Lender pursuant to this Article 13.
13.3 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto or are otherwise necessary or desirable in connection with the administration of the Loan, and may exercise all other powers of Lender as are not made subject to the consent of the Required Lenders pursuant to Section 13.26.1 or to the consent of all Lenders pursuant to Section 13.26.2. Without limiting the foregoing, the Agent may consent to or execute easements, plats, dedications, release of minor portions of the collateral and similar documents. The Agent shall not be considered, or be deemed, a separate agent of the Lenders hereunder, but is, and shall be deemed, acting in its contractual capacity as Agent, exercising such rights and powers under the Loan Documents as are specifically delegated to the Agent or Agent is otherwise entitled to take hereunder. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action except any action specifically provided by the Loan Documents to be taken by the Agent.

13.4 Disbursements.
13.4.1 At least two (2) Business Days (by 11:00 a.m. Eastern Time) prior to each date a disbursement of a Loan is to be made hereunder pursuant to this Agreement (or at least two (2) LIBOR Business Days by 11:00 a.m. Eastern Time for any disbursements to be made at the Adjusted LIBOR Rate), the Agent shall notify each Lender of the proposed disbursement. Each Lender shall make available to Agent (or the funding Lender or entity designated by the Agent), the amount of such Lender’s Percentage of such disbursement (with respect to such Lender, such amount being referred to herein as an “Advance”) in immediately available funds not later than 11:00 a.m. Eastern Time on the date such disbursement is to be made (such date being referred to herein as a “Funding Date”). Unless the Agent shall have been notified by any Lender prior to such time for funding in respect of any Advance that such Lender does not intend to make available to the Agent such Lender’s Advance, the Agent may assume that such Lender has made such amount available to the Agent and the Agent, in its sole discretion, may, but shall not be obligated to, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to the respective Funding Date, such Lender agrees to pay and Borrower agrees to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to Agent, at (A) in the case of such Lender, the Federal Funds Effective Rate, and (B) in the case of Borrower, the interest rate applicable at the time to a disbursement made on such Funding Date. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds. If any Lender declines to make available to Agent such Lender’s advance as described above, so long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may require such Lender to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to an Eligible Assignee, reasonably approved by Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest.
13.4.2 Requests by the Agent for funding by the Lenders of disbursements of the Loan will be made by facsimile. Each Lender shall make its Advance available to the Agent in dollars and in immediately available funds to such Lender and account as the Agent may designate, not later than Noon Eastern Time on the Funding Date. Nothing in this Section 13.4 shall be deemed to relieve any Lender of its obligation hereunder to make any Advance on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make any Advances hereunder.

13.4.3 As soon as practical Agent will promptly forward to each Lender copies of any draw request documents and, if applicable, cause the Lender’s Consultant to forward to each Lender a copy of the Lender’s Consultant’s most recent inspection. Delivery of the draw request documents and the Lender’s Consultant’s inspection report shall not be a condition to funding any Advance.
13.5 Distribution and Apportionment of Payments.
13.5.1 Subject to Section 13.5.3, payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within one (1) Business Day, provided that, if any such payments are not distributed to the Lenders within one (1) Business Day after Agent’s receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Effective Rate and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the rate of interest applicable to such portion of the Loan, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. Eastern Time on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrower under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Percentages or otherwise as provided herein or in the other Loan Documents, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrower. The Agent shall upon each distribution noted above promptly notify Borrower of such distribution and each Lender of the amounts so distributed to it applicable to principal of, and interest on, the proportionate share held by the applicable Lender. Each payment to the Agent by Borrower as noted in this Section shall constitute a payment by the Borrower to each Lender in the amount of such Lender’s proportionate of such payment, and any such payment to the Agent shall not be considered outstanding for any purpose after the date of such payment by the Borrower to the Agent without regard to whether or when the Agent makes distribution thereof as provided above.

13.5.2 Distribution of Liquidation Proceeds. Subject to the terms and conditions hereof, the Agent shall distribute all Liquidation Proceeds in the order and manner set forth below:
First:	To the Agent, towards any fees and any expenses for which the Agent is entitled to reimbursement under this Agreement or the other Loan Documents not theretofore paid to the Agent.

Second:
To all applicable Lenders in accordance with their proportional share based upon their respective Percentages until all Lenders have been reimbursed for all expenses which such Lenders have previously paid to the Agent and not theretofore paid to such Lenders.

Third:
Pro Rata to (a) all Lenders in accordance with their proportional share based upon their respective Percentages until all Lenders have been paid in full all principal and interest due to such Lenders under the Loan, with each Lender applying such proceeds for purposes of this Agreement against the outstanding principal balance and accrued and unpaid interest due to such Lender under the Loans in such fashion and priority as the Agent may direct, and (b) to the Agent in connection with any Interest Rate Protection Agreement (if any) or other hedging or protection arrangement entered into by the Borrower or any other party with the KeyBank National Association with respect to the Loan.

Fourth:
To all applicable Lenders in accordance with their proportional share based upon their respective Percentages until all Lenders have been paid in full all other amounts due to such Lenders under the Loans including, without limitation, any costs and expenses incurred directly by such Lenders to the extent such costs and expenses are reimbursable to such Lenders by the Borrower under the Loan Documents.

Fifth:	To the Borrower or such third parties as may be entitled to claim Liquidation Proceeds.
13.5.3 If a Lender (a “Defaulting Lender”) defaults in making any Advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Default Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the “Lender Default Obligation”) shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has repaid the Lender Default Obligation in full, all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Default Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender), whereupon such Lender shall no longer be a Defaulting Lender. Any interest collected from Borrower on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender’s obligation to pay interest on the amount advanced at the Default Rate. If no other Lender makes an advance a Defaulting Lender failed to fund, a portion of the indebtedness of Borrower to the Defaulting Lender equal to the Lender Default Obligation shall be subordinated to the indebtedness of Borrower to all other Lenders and shall be paid only after the indebtedness of Borrower to all other Lenders is paid. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. Except as specifically provided in Section 13.26.2, no Defaulting Lender shall have the right to vote on matters which are subject to the consent or approval of Required Lenders or all Lenders and while any Lender is a Defaulting Lender the requisite percentage of Lenders which constitutes the Required Lenders shall be calculated exclusive of the Percentage of the Defaulting Lender. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender’s breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys’ fees and expenses), plus interest thereon at the Default Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such persons may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement. Any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitment. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than 2 Business Days and not later than 5 Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitment in proportion to the Commitments of the other Lenders exercising such right. If after such 5th Business Day, the Lenders have not elected to purchase all of the Commitment of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.22 for the purchase price provided for below or (ii) terminate the Commitment of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase except to the extent assigned pursuant to such purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.22, shall pay to the Agent an assignment fee in the amount of $4,000.00. The purchase price for the Commitment of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent as set forth above. Notwithstanding the foregoing, the Defaulting Lender shall be entitled to receive amounts owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

13.5.4 At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Agent and the Borrower two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form W-8 BEN or W-8 ECI further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless any change in treaty, law or regulation has occurred after the initial delivery required by this Section 13.5.4 but prior to the date on which any such subsequent delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, provided, however, that if any such Lender so advises the Agent, Agent shall promptly notify Borrower thereof, and so long as no Event of Default has occurred and is continuing, upon written demand of Borrower, the Borrower may require such Lender to sell and assign its entire interest in the Loans pursuant to Section 13.22 hereof to an Eligible Assignee, reasonably approved by Agent, upon payment by such Eligible Assignee of the entire par amount of such Lender’s interest.
13.6 Agency Provisions Relating to Collateral.
13.6.1 The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any action with respect to any collateral for the Loans or any Loan Document which may be necessary to preserve and maintain such collateral or to perfect and maintain perfected the liens upon such collateral granted pursuant to this Agreement and the other Loan Documents.
13.6.2 Except as provided in this Agreement, the Agent shall have no obligation whatsoever to any Lender or to any other person or entity to assure that any collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the liens granted herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

13.6.3 Should the Agent commence any proceeding or in any way seek to enforce the Agent’s or the Lenders’ rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any collateral, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Percentage) of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent (including reasonable attorneys’ fees and expenses) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any collateral for the Loans or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any collateral, or to enforce any rights of the Agent or the Lenders or any of Borrower’s or any other party’s obligations under any of the Loan Documents, but not with respect to any dispute between Agent and any other Lender(s). It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lender from and after the occurrence of a Default or Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel’s engagement letter and fee estimate, shall be delivered to the Lenders.
13.6.4 In the event that all or any portion of the collateral for the Loans is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrower’s obligations under the Loan Documents, title to any such collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such collateral (the “Post-Default Plan”), which shall be subject to the approval of the Required Lenders. The Agent shall administer the collateral in accordance with the Post-Default Plan, and upon demand therefor from time to time, each Lender will contribute its share (based on its Percentage) of all reasonable costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Percentages. In no event shall the provisions of this subsection or the Post-Default Plan require the Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.
13.7 Lender Actions Against Borrower or the Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other person hereunder or under any other Loan Documents with respect to exercising claims against the Borrower or rights in any collateral without the consent of the Required Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrower and any collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

13.8 Assignment and Participation. No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.
13.9 Ratable Sharing. Subject to Sections 13.4 and 13.5, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Percentages, whether received by voluntary payment, by the exercise of the right of set-off or bankers’ lien, by counterclaim or cross action or by the enforcement of any or all of the Loan Documents or any collateral and (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, bankers’ lien or otherwise, receive payment of a proportion of the aggregate amount of the Loans held by it which is greater than its Percentage of the payments on account of the Loan, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with their Percentages; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
13.10 General Immunity. Neither Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. In the absence of gross negligence, the Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 13.5, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
13.11 No Responsibility for Loan, Recitals, Etc. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any use of the Loans; (ii) the performance or observance of any of the covenants or agreements of any party to any Loan Document; (iii) the satisfaction of any condition specified in this Agreement, except receipt of items purporting to be the items required to be delivered to any Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.

13.12 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by all the Lenders (or the Required Lenders, if such action may be directed hereunder by the Required Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of Lenders. Each Lender, severally to the extent of its Percentage, hereby agrees to indemnify Agent against and hold it harmless from any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action, provided that the foregoing shall not release Agent from liability for its gross negligence or willful misconduct.
13.13 Employment of Agents and Counsel. The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
13.14 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be an employee of Agent, provided that the foregoing shall not release the Agent from liability for its gross negligence or willful misconduct. Any such counsel shall be deemed to be acting on behalf of Lender in assisting the Agent with respect to the Loan, but shall not be precluded from also representing Agent in any matter in which the interests of Agent and the other Lenders may differ.
13.15 Agent’ Reimbursement and Indemnification. Lenders agree to reimburse and indemnify Agent ratably (i) for any amounts (excluding principal and interest on the Loans and loan fees) not reimbursed by Borrower for which Agent is entitled to reimbursement under the Loan Documents, (ii) for any other expenses incurred by Agent on behalf of Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, (iii) for any expenses incurred by Agent on behalf of Lender which may be necessary or desirable to preserve and maintain collateral or to perfect and maintain perfected the liens upon the collateral granted pursuant to this Agreement and the other Loan Documents, if not paid by Borrower, (iv) for any amounts and other expenses incurred by Agent on behalf of Lender in connection with any default by any Lender hereunder or under the other Loan Documents, if not paid by such Lender, and (v) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Agent.
13.16 Rights as a Lender. With respect to its Commitment, if any, Agent shall have the same rights, powers and obligations hereunder and under any other Loan Document as any Lender and may exercise such rights and powers as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacities. The Borrower and each Lender acknowledge and agree that Agent and/or its affiliates may accept deposits from, lend money to, hold other investments in, and generally engage in any kind of trust, debt, equity or other transaction or have other relationships, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its affiliates in which Borrower or such affiliate is not restricted hereby from engaging with any other person.

13.17 Lenders’ Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements and other information prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
13.18 Notice of Events of Default. Should Agent receive any written notice of the occurrence of a default or Event of Default, or should the Agent send Borrower a notice of Default or Event of Default, the Agent shall promptly furnish a copy thereof to each Lender.
13.19 Successor Agent.
13.19.1 Notwithstanding anything contained in this Agreement to the contrary, KeyBank National Association shall serve as Agent pursuant to this Agreement until the earlier to occur of the following (the “Resignation Event”): (a) the occurrence of an Event of Default, or (b) the date upon which the Facility is terminated. Following such a Resignation Event, Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to Lenders and Borrower. Such resignation shall take effect on the date set forth in such notice or as otherwise provided below. Such resignation by Agent as agent shall not affect its obligations hereunder, if any, as a Lender.
13.19.2 Upon resignation by the Agent, or any successor Agent, the Required Lenders shall appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint a successor Agent with the consent of Borrower, which shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Borrower shall be required if the successor Agent is also a Lender or if an Event of Default then exists). Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent and the Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than its liability, if any, for duties and obligations accrued prior to its retirement. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

13.20 Distribution by Agent. If in the opinion of the Agent distribution of any amount received by it in such capacity hereunder or under the Notes or under any of the other Loan Documents might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.
13.21 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
13.22 Assignment and Participation. Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of the Agent and with the prior written consent of Borrower, which consents by the Agent and the Borrower shall not be unreasonably withheld, conditioned or delayed (provided that, in the case of the Borrower, such consent shall not be required if a Default or Event of Default shall have occurred and be continuing and provided, further, such consent shall not be required from either the Agent or the Borrower in connection with any assignment as to which (a) the assignee is an existing Lender (other than a Defaulting Lender) or (b) an Affiliate or a Related Fund of the assigning Lender)); provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption in form and substance satisfactory to the Agent and substantially in the form set forth in Exhibit B attached hereto, (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) unless the Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than One Million Dollars ($1,000,000.00), provided, however, that such minimum amount shall not apply if either (x) the assignee is an Affiliate or Related Fund of the Assigning Lender or (y) the Lender is assigning its entire remaining interest in the Loan, (iv) the Agent shall receive from the assigning Lender a processing fee of Three Thousand Five Hundred Dollars ($3,500.00), provided, however, that such fee shall not apply if the assignee is an Affiliate or Related Fund of the Assigning Lender, and (v) if the assignment is less than the assigning Lender’s entire interest in the Loan, the assigning Lender must retain at least a One Million Dollar ($1,000,000.00) interest in the Loan, provided that such minimum shall not apply if the assignee is an Affiliate or Related Fund of the assigning Lender. The Agent may designate any Eligible Assignee accepting an assignment of a specified portion of the Loans to be a Co-Agent, an “Arranger” or similar title, but such designation shall not confer on such Assignee the rights or duties of the Agent. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by such Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment, and (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and thereunder thereafter accruing.
13.22.1 By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) except as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
13.22.2 Agent shall maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall record in its records the names and address of each Lender and the Commitment of, and Percentage of the Loans owing to, such Lender from time to time. Borrower, the Agent and Lenders may treat each entity whose name is so recorded as a Lender hereunder for all purposes of this Agreement.
13.22.3 Upon receipt of an Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, Agent shall, if such Assignment and Assumption has been properly completed and consented to if required herein, accept such Assignment and Assumption, and record the information contained therein in its records, and the Agent shall use its best efforts to give prompt notice thereof to Borrower (provided that neither the Agent nor the Lenders shall be liable for any failure to give such notice).

13.22.4 Borrower shall use reasonable efforts to cooperate with Agent and each Lender in connection with the assignment of interests under this Agreement or the sale of participations herein which shall be at no cost to the Borrower.
13.22.5 Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank or, in the case of a Lender which is a fund, to any holders of obligations owed or securities issued by such Lender or any trustee for or other representatives of such holders; provided that no such pledge or assignment shall release such Lender from its obligations hereunder. To facilitate any such pledge or assignment, the Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 12.
13.22.6 Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or affiliate of such Lender without first obtaining the approval of any Agent or the Borrower, provided that (i) such Lender remains liable hereunder unless the Borrower and Agent shall otherwise agree, (ii) at the time of such assignment such Lender is not a Defaulting Lender, (iii) such Lender gives the Agent and Borrower at least fifteen (15) days’ prior written notice of any such assignment; (iv) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (v) the Agent receives from the assigning Lender a processing fee of One Thousand Five Hundred Dollars ($1,500).
13.22.7 Each Lender shall have the right, without the consent of the Borrower, to sell participations to one or more Eligible Assignees, or an Affiliate or Related Fund of the assigning Lender, in or to all or a portion of its rights and obligations under the Facility and the Loan Documents; provided, however, that (i) such Lender’s obligations under this Agreement (including without limitation its Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement or the other Loan Documents (but such holder may contract with the Lender selling such Eligible Assignee its interest in such Lender’s share of the Facility as to voting of such Lender’s interest under Section 13.26.2 but not under any other section of this Agreement, provided that any such agreement by a Lender shall bind only such Lender alone and not Borrower, the other Lenders or the Agent).

13.22.8 No Eligible Assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.
13.22.9 Borrower acknowledges and agrees that Lenders may provide to any assignee or participant originals or copies of this Agreement, any other Loan Document and any other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or received by any Lender in connection with the Facility or with respect to Borrower, provided that prior to any such delivery or communication, such Eligible Assignees or participants shall agree to preserve the confidentiality of any of the foregoing to the same extent that such Lender agreed to preserve such confidentiality. In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrower shall execute such further documents, instruments or agreements as Lenders may reasonably require; provided, that Borrower shall not be required (i) to execute any document or agreement which would materially decrease its rights, or materially increase its obligations, relative to those set forth in this Agreement or any of the other Loan Documents (including financial obligations, personal recourse, representations and warranties and reporting requirements), or (ii) to expend more than incidental sums of money or incidental administrative time for which it does not receive reasonable reimbursement in order to comply with any requests or requirements of any Lender in connection with such assignment or sale arrangement. In addition, Borrower agrees to reasonably cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding Borrower as any Lender or any potential Eligible Assignee may reasonably request and to meet with potential Eligible Assignees in Borrower’s offices.
13.23 Several Liability. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Lender to Borrower under this Agreement are several and not joint and several; each Lender shall only be obligated to fund its Percentage of each disbursement to be made hereunder up to the amount of its Commitment. Failure of any Lender to fulfill its obligations hereunder shall not result in any other Lender becoming obligated to advance more than its Commitment, nor shall such failure release or diminish the obligations of any other Lender to fund its Commitment provided herein. During any time, and only during such time, as Agent is the sole Lender and has not assigned any portion or portions of its interest in the Loans to another Lender pursuant to an Assignment and Assumption Agreement, Agent in its individual capacity shall be liable for all of the obligations of the Lender under this Agreement and the other Loan Documents. From and after the date that Agent as the sole Lender assigns any portion or portions of its interest in the Loans to another Lender pursuant to an Assignment and Assumption Agreement, then Agent shall act as the Agent on behalf of itself as a Lender and the other Lenders.
13.24 Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 7.19 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.

13.25 Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents.
13.26 Consents and Approvals.
13.26.1 Each of the following shall require the approval or consent of the Required Lenders:
(a) The exercise by Agent and/or Lenders of any rights and remedies under the Loan Documents following an Event of Default, provided that absent any direction from the Required Lenders, Agent may exercise any right or remedy under the Loan Documents as Agent may determine in good faith to be necessary or appropriate to protect the Lenders or the collateral securing the Loan;
(b) Appointment of a successor Agent;
(c) Approval of Post-Default Plan (defined in Section 13.6.4); and
(d) Except as referred to in Section 13.26.2 below, approval of any amendment or modification of this Agreement or any of the other Loan Documents, or issuance of any waiver of any material provision of this Agreement or any of the other Loan Documents;
13.26.2 Each of the following shall require the approval or consent of each Lender adversely affected thereby:
(a) Extension of the Maturity (beyond any extension permitted herein) or forgiveness of all or any portion of the principal amount of the Loan or any accrued interest thereon, or any other amendment of this Agreement or the other Loan Documents which would reduce the interest rate options or the rate at which fees are calculated or forgive any loan fee, or extend the time of payment of any principal, interest or fees;
(b) Reduction of the percentage specified in the definition of Required Lenders;
(c) Increasing the amount of the Facility or any non-consenting Lender’s Commitment;
(d) Release of any lien on any material collateral (except as Borrower is entitled to under the Loan Documents);
(e) The release or forgiveness of any Guarantor unless such release is in connection with an approved removal of a Borrowing Base Asset pursuant to Section 3.4;

(f) Amendment of the provisions of this Section 13.26;
(g) Amendment of the Mandatory Prepayment Events;
(h) Modification of Section 13.5.2 on the distribution of Liquidation Proceeds; and
(i) Amendment of what or how much is allowed as (i) Permitted Liens on the Individual Properties or any other Collateral for the Loan, or (ii) Permitted Debt.
No amendment, waiver or consent, unless in writing and signed by the Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (a) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (b) no such amendment, waiver or consent may uniquely and negatively impact such Defaulting Lender without the approval of such Defaulting Lender.
13.26.3 In addition to the required consents or approvals referred to in Sections 13.26.1 and 13.26.2 above, the Agent may at any time request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, the Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders or, where applicable, all Lenders. The Agent shall promptly notify each Lender at any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.
13.26.4 Each Lender authorizes and directs the Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders. Each Lender agrees that any action taken by the Agent at the direction or with the consent of the Required Lenders in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Agent at the direction or with the consent of the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from the Agent to the Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to the Agent that it objects to the recommendation or determination of the Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Agent shall upon receiving the required approval or consent follow the course of action or determination recommended to the Lenders by the Agent or such other course of action recommended by the Required Lenders. Where this Loan Agreement or any other Loan Document requires that Borrower deliver any documentation to Agent or any Lenders, the Borrower shall deliver the same to Agent and Agent shall promptly deliver copies of the same to each of the Lenders.
13.27 Lead Arranger. Notwithstanding the provisions of this Agreement or of the other Loan Documents, the Lead Arranger shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents. To the extent requested by the Agent, the Lead Arranger has coordinated, or will coordinate, the initial syndication of the Facility and the assignment of interests in the Facility.
ARTICLE 14
GENERAL PROVISIONS
14.1 Notices. Any notice or other communication in connection with this Loan Agreement, the Note, the Security Documents, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by facsimile transmission if a FAX Number is designated below addressed:
If to the Borrower:
WRT REALTY L.P.
7 Bulfinch Place, Suite 500, P.O. Box 9507
Boston, Massachusetts 02114
Attention: Carolyn Tiffany, President
FAX Number: (617) 570-4710

with copies by regular mail or such hand delivery or facsimile transmission to:
Post Heymann & Koffler LLP
Two Jericho Plaza, Wing A, Suite 211
Jericho, New York 11753
Attention: David J. Heymann, Esquire
FAX Number: (516) 433-2777
If to Agent:
KEYBANK NATIONAL ASSOCIATION
4900 Tiedemann Road
Brooklyn, Ohio 44144
Attention: David W. Lenhart and Matt Himes
FAX Number: 216-813-6943
And
KEYBANK NATIONAL ASSOCIATION
225 Franklin Street
Boston, Massachusetts 02110
Attention: Ms Jane E. McGrath
FAX Number: 617 385-6293
with copies by regular mail or such hand delivery or facsimile transmission to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Kevin J. Lyons, Esquire
FAX Number: (617) 880-3433
If to LENDERS:
KEYBANK NATIONAL ASSOCIATION
4900 Tiedemann Road
Brooklyn, Ohio 44144
Attention: David W. Lenhart and Matt Himes
FAX Number: 216-813-6943
And
KEYBANK NATIONAL ASSOCIATION
225 Franklin Street
Boston, Massachusetts 02110
Attention: Ms. Jane E. McGrath
FAX Number: 617 385-6293

with copies by regular mail or such hand delivery or facsimile transmission to:
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Kevin J. Lyons, Esquire
FAX Number: (617) 692-3433
If to any other Lender, to the addresses set forth on the signature page or to such addresses as set forth in the Assignment and Acceptance.
Any such addressee may change its address for such notices to such other address in the United States as such addressee shall have specified by written notice given as set forth above. All periods of notice shall be measured from the deemed date of delivery.
A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the third Business Day following the date of postmark, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if so mailed, on the date of actual receipt as evidenced by the return receipt, or (iv) if so delivered, upon actual receipt, or (v) if facsimile transmission is a permitted means of giving notice, upon receipt as evidenced by confirmation.
14.2 Limitations on Assignment. The Borrower may not assign this Agreement or the monies due thereunder without the prior written consent of all of the Lenders in each instance, but in such event Lenders may nevertheless at their option make the Loans under this Agreement to the Borrower or to those who succeed to the title of the Borrower and all sums so advanced by Lenders shall be deemed a Loan under this Agreement and not to be modifications thereof and shall be secured by all of the Collateral for the subject’s Borrower’s Obligations given at any time in connection herewith.
14.3 Further Assurances. The Borrower shall upon request from Agent from time to time execute, seal, acknowledge and deliver such further instruments or documents which Agent may reasonably require to better perfect and confirm its rights and remedies hereunder, under the Notes, under the Security Documents and under each of the other Loan Documents.
14.4 Payments. All payments under the Note shall be applied first to the payment of all fees, expenses and other amounts due to the Agent (excluding principal and interest) and, to the extent reimbursement is provided for herein, the Lenders, then to accrued interest, and the balance on account of outstanding principal under the Note; provided, however, that after an Event of Default, Liquidation Proceeds will be applied to the Obligations of the Borrower to Agent and the Lenders as otherwise provided for herein.
14.5 Parties Bound. The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and each of the Lenders and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents.

This Agreement is a contract by and among the Borrower, the Agent and each of the Lenders for their mutual benefit, and no third person shall have any right, claim or interest against either Agent, any of the Lenders or the Borrower by virtue of any provision hereof.
14.6 Governing Law; Consent to Jurisdiction; Mutual Waiver of Jury Trial.
14.6.1 Substantial Relationship. It is understood and agreed that all of the Loan Documents were negotiated, executed and delivered in The Commonwealth of Massachusetts, which Commonwealth the parties agree has a substantial relationship to the parties and to the underlying transactions embodied by the Loan Documents.
14.6.2 Place of Delivery. The Borrower agrees to furnish to Agent at the Agent’s office in Boston, Massachusetts all further instruments, certifications and documents to be furnished hereunder.
14.6.3 Governing Law. This Agreement and each of the other Loan Documents shall in all respects be governed, construed, applied and enforced in accordance with the internal laws of The Commonwealth of Massachusetts without regard to principles of conflicts of law.
14.6.4 Consent to Jurisdiction. The Borrower hereby consents to personal jurisdiction in any state or Federal court located within The Commonwealth of Massachusetts.
14.6.5 JURY TRIAL WAIVER. THE BORROWER, AGENT, AND EACH OF THE LENDERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

14.7 Survival. All representations, warranties, covenants and agreements of the Borrower, or a Loan Party, herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of the Borrower or a Loan Party pursuant hereto are significant and shall be deemed to have been relied upon by Agent and each of the Lenders notwithstanding any investigation made by Agent or any of the Lenders or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loans pursuant thereto. No review or approval by Agent or the Lenders or any of their representatives, of any opinion letters, certificates by professionals or other item of any nature shall relieve the Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower or a Loan Party, or any one or more of them, under any one or more of the Loan Documents.
14.8 Cumulative Rights. All of the rights of Agent and the Lenders hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Agent may determine in its sole good faith judgment.
14.9 Claims Against Agent or Lenders.
14.9.1 Borrower Must Notify. The Agent and each of the Lenders shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within thirty (30) days after the subject Borrower first had actual Knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Agent or any of the Lenders does not remedy or cure the default, if any there be, with reasonable promptness thereafter. Such actual Knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the persons or officials referred to in Exhibit D as Authorized Representatives.
14.9.2 Remedies. If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Agent or any of the Lenders has breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Agent’s and each of the Lenders’ responsibilities shall be limited to: (i) where the breach consists of the failure to grant consent or give approval in violation of the terms and requirements of a Loan Document, the obligation to grant such consent or give such approval and to pay the Borrower’s reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings; and (ii) the case of any such failure to grant such consent or give such approval, or in the case of any other such default by Agent or any of the Lenders, where it is also so determined that Agent or any of the Lenders acted in bad faith, the payment of any actual, direct, compensatory damages sustained by the Borrower as a result thereof plus the Borrower’s reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements in connection with such court proceedings.
14.9.3 Limitations. In no event, however, shall Agent and each of the Lenders be liable to the Borrower or to any Loan Party or anyone else for other damages such as, but not limited to, indirect, speculative, special, exemplary, punitive or consequential damages whatever the nature of the breach by Agent or any of the Lenders of its obligations under this Loan Agreement or under any of the other Loan Documents. In no event shall Agent or any of the Lenders be liable to the Borrower or to any Loan Party or anyone else unless a written notice specifically setting forth the claim of the Borrower shall have been given to Agent and each of the Lenders within the time period specified above.

14.10 Regarding Consents. Except to the extent expressly provided herein, any and all consents to be made hereunder by the Agent, Required Lenders, or Lenders shall be in the discretion of the Party to whom consent rights are given hereunder.
14.11 Obligations Absolute. Except to the extent prohibited by applicable law which cannot be waived, the Obligations of the Borrower and the obligations of each Guarantor and the other Loan Parties under the Loan Documents shall be joint and several, absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents to which such Loan Party is a party under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which the Borrower or any Loan Party may have at any time against Agent or any of the Lenders whether in connection with the Loan or any unrelated transaction.
14.12 Table of Contents, Title and Headings. Any Table of Contents, the titles and the headings of sections are not parts of this Loan Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of its or their provisions.
14.13 Counterparts. This Loan Agreement and each other Loan Document may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart which is executed by the party against whom enforcement of such loan agreement is sought.
14.14 Satisfaction of Commitment. The Facility being established pursuant to the terms hereof and of the other Loan Documents is being made in satisfaction of Agent’s and each of the Lenders’ obligations under the terms letter dated February 15, 2011. The terms, provisions and conditions of this Agreement and the other Loan Documents supersede the provisions of the terms letter.
14.15 Time Of the Essence. Time is of the essence of each provision of this Agreement and each other Loan Document.
14.16 No Oral Change. This Loan Agreement and each of the other Loan Documents may only be amended, terminated, extended or otherwise modified by a writing signed by the party against which enforcement is sought (except no such writing shall be required for any party which, pursuant to a specific provision of any Loan Document, is required to be bound by changes without such party’s assent). In no event shall any oral agreements, promises, actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.
14.17 Patriot Act. The Lenders and the Agent each hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and each Loan Party in accordance with such Act.

14.18 Electronic Information.
14.18.1 Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II. and (ii) any Lender that has notified the Agent and the Borrower that it cannot or does not want to receive electronic communications. The Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic delivery pursuant to procedures approved by them for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Agent or the Borrower post such documents or the documents become available on a commercial website and the Agent or Borrower notify each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 10:00 a.m. Eastern time on the opening of business on the next business day for the recipient. No Indemnified Party shall be liable for any damages arising from the use by third parties of any information or other materials obtained by such third party through IntraLinks or other similar information transmission systems in connection with this Agreement. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 7.2(c) to the Agent and shall deliver paper copies of any documents to the Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender. Except for the certificates required by Section 7.2(c), the Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. The Borrower shall cooperate with the Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

14.18.2 Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Agent pursuant to the procedures provided to the Borrower by the Agent.
14.19 Monthly Statements. While Agent may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that: (i) the failure of Agent to issue any Statement on one or more occasions shall not affect the Borrower’s obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lenders and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lenders’ rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument at Boston, Massachusetts, as of the date first written above.

BORROWER:	WRT REALTY L.P., a Delaware limited partnership By: Winthrop Realty Trust, general partner
By:
		Name:	Carolyn Tiffany
		Title:	President

S-1

AGENT:	KEYBANK NATIONAL ASSOCIATION, a national banking association
By:
Jane E. McGrath
Vice President

LENDER:	KEYBANK NATIONAL ASSOCIATION, a national banking association
By:
Jane E. McGrath
Vice President

S-2

EXHIBITS:

Section

Reference

Number

Exhibit A — Definitions	1.1

Exhibit B — Form of Assignment and Assumption	13.22

Exhibit C — Form of Note	3.2

Exhibit D — Authorized Representatives	4.1, 14.9, Exhibit A

Exhibit E — Required Property, Hazard and Other Insurance	6.19, 7.5.1

Exhibit F — Ownership Interests and Taxpayer Identification Numbers	6.4	(a)

Exhibit G-1 — Form of Compliance Certificate.	7.2	(c)

Exhibit G-2 — Form of Financial Covenant Compliance Certificate.

Exhibit G-3 — Form of Borrowing Base Certificate.	7.2	(c)

Exhibit H — Form of Notice of Rate Selection	2.4.3

Exhibit I — Lenders’ Commitments	Exhibit A

Exhibit K — Loan Agenda	Exhibit A

Exhibit M — Pledged Subsidiaries	Exhibit A

Exhibit N — Pledged Securities	3.1.2

EXHIBIT A TO LOAN AGREEMENT
DEFINITIONS
Accounts shall mean, collectively, the Depository Accounts.
Additional Collateral as defined in Section 3.3.
Adjusted Earnings shall mean the REIT’s net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructurings and sales of real property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof relative to funds from operations promulgated by the National Association of Real Estate Investment Trusts or its successor, adjusted for (i) the pro rata share of straight line rents, (ii) less the pro rata share of all regularly scheduled principal amortization payments (other than any final “balloon” payments due at maturity) and (iii) less the pro rata share of allowances for tenant improvements and leasing costs.
Adjusted LIBOR Rate shall mean for any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (A) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Rate Interest Period by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period and (B) the Applicable Margin.
Adjusted LIBOR Rate Advance shall mean any principal outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted LIBOR Rate.
Adjusted Prime Rate means the per annum rate of interest equal to the sum of (a) the Applicable Margin for Prime Rate Advances and (b) the greater of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus one percent (1.0%), or (iii) the then-applicable LIBOR Rate for a one month interest period plus one percent (1.00%) per annum. Any change in the Adjusted Prime Rate resulting from a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs.
Adjusted Prime Rate Advance. The term “Adjusted Prime Rate Advance” means any principal amount outstanding under this Agreement which pursuant to this Agreement bears interest at the Adjusted Prime Rate.
Affiliate shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
Agent. KEYBANK NATIONAL ASSOCIATION, acting as agent for the Lenders.
Agreement as defined in the Preamble.

Exhibit A-1

Applicable Margin shall mean the amount specified below for each Adjusted Prime Rate Advance or LIBOR Rate Advance, as applicable:

Applicable Margin	Applicable Margin
LIBOR Rate Option	Adjusted Prime Rate Option

3.00%	1.50%
Applicable Rate as defined in Section 2.4.1.
Appraisal as defined in Section 7.18.
Arranger shall mean KEYBANC CAPITAL MARKETS.
Authorized Representatives as defined in Section 4.1 and listed on Exhibit D.
Availability as defined in Section 2.1.1.
Borrower as defined in the Preamble.
Borrower Subsidiaries shall mean all of the Subsidiaries of the Borrower, and all Subsidiaries of Subsidiaries of the Borrower, including, without limitation, the entities as listed on Exhibit F (except as otherwise indicated).
Borrowing shall mean the borrowing of a portion of Facility from all the Lenders on a given date (or the conversion of a Loan or Loans of a Lender or Lenders on a given date).
Borrowing Base shall mean, as determined by the Agent, the lesser of (1) the aggregate of (a) sixty percent (60%) of the Value of each wholly owned Stabilized Individual Property which is a Borrowing Base Asset, (b) forty percent (40%) of the Value of wholly owned non-Stabilized Individual Property which is a Borrowing Base Asset, (c) forty five percent (45%) of the market value of all Pledged Securities, (d) the Cash Percentage of the outstanding balances of the cash pledged as Collateral hereunder, which Borrowing Base Assets (or the equity interest therein, as applicable), in each instance, are pledged or otherwise subject to a lien in favor of the Agent in a manner acceptable to the Agent, (2) the Borrower’s Net Cash Flow divided by 0.12, or (3) the Mortgageability Amount.
Borrowing Base Asset shall mean each asset which is in the Borrowing Base Assets Pool, which Borrowing Base Asset (and, as applicable, any underlying Individual Property related thereto) is and shall at all times be unencumbered (or will be upon repayment of any Debt secured thereby upon acceptance as a Borrowing Base Asset).
Borrowing Base Assets Pool means all assets subject to a lien in favor the Agent and the Lenders hereunder and included within the Borrowing Base.

Exhibit A-2

Borrowing Base Property means each Individual Property as to which the Agent is granted a lien on such Individual Property or on the equity interests of the Property Owner of such Individual Property as Collateral hereunder.
Breakage Costs: (a) The cost to Lender of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant LIBOR Rate Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable LIBOR Rate Interest Period, any amount as to which Borrower has elected a LIBOR Rate Option and (b) any amounts payable by Borrower under any Interest Rate Agreement in connection with termination of such Agreement.
Business Day shall mean any day of the year on which offices of Agent are not required or authorized by law to be closed for business in Boston, Massachusetts. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no “February 30th”), the payment shall be due on the last Business Day of the calendar month.
Calculation Date as defined in Section 7.26.1(a)(i).
Calculation Period as defined in Section 7.26.1(a)(ii).
Capitalization Rate means 8.50%.
Cash Flow shall mean, in each calendar year, in each instance determined in a manner satisfactory to the Agent, the aggregate sum of (i) all revenues and cash receipts of the Borrower Subsidiaries less (ii) the sum of the Borrower Subsidiaries’ (a) property level operating expenses including but not limited to ground rent, (b) management fees and (c) administrative fees.
Cash Percentage shall mean (a) 100% with respect to cash pledged to the Agent and held in an account at the Agent, and (b) 90% with respect to cash pledged to the Agent and held in a third party institution subject to such control and another agreements as the Agent may require in order to perfect the Agent’s lien thereon.
Cash Management Agreement one or more cash management agreements to be entered into pursuant to Article ARTICLE 7.
Change of Control shall mean the occurrence of any of the following, as determined solely by the Agent (for purposes of this definition, ownership of interests in a Borrower that are subject to a Lien permitted under the Security Documents shall be deemed beneficially owned by the pledgor thereof):
1. Any Person (including affiliates of such Person, but excluding FUR Advisors LLC or any Affiliate thereof) or “group” (as such term is defined in applicable federal securities laws and regulations) shall acquire more than twenty-five percent (25%) of the common shares of the REIT (provided, however, it shall not be a Change in Control if a Change in Control would otherwise occur solely as a result of the conversion of any of the existing preferred shares of beneficial interest in the REIT) or;

Exhibit A-3

2. The Advisory Agreement with FUR Advisors LLC shall have been terminated unless either (i) the REIT and the Borrower shall become internally managed, or (ii) a replacement advisory agreement shall have been entered into so long as in either case the REIT and the Borrower will be managed by either (x) Michael L. Ashner, Carolyn Tiffany and Peter Braverman or (y) such other management personnel or company that has substantial experience and a reputation, in each case, equal to or better than that of the current management of the REIT and the Borrower, which determination shall be made in the sole discretion of the Agent.
Closing Date as defined in Article 5.
Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
Collateral as defined in Section 3.1., together with any additional Collateral granted to the Agent as set forth in Section 3.3.
Commitment shall mean, with respect to each Lender, the amount set forth on Exhibit I hereto as the amount of such Lender’s commitment to make advances to the Borrower, as may be amended from time to time by the Agent as provided in Article 13 or in connection with any increase in the Total Commitment.
Consents as defined in Section 5.4.
Consolidated Debt Service as defined in Section 7.26.1(a)(iii).
Consolidated Debt Service Coverage as defined in Section 7.26.1(a)(iv)
Consolidated Entity or Consolidated Entities shall mean, singly and collectively, the Borrower, the REIT, and any wholly owned Subsidiary of the Borrower or the REIT.
Consolidated Leverage Ratio as defined in Section. 7.26.2.
Debt shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention

Exhibit A-4

agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been, or should be, in accordance with generally accepted Accounting principles, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all Debt in the nature of that referred to in clauses (i) through (vi) above which is guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt, (viii) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness referred to in clause (i) through (iv) above of any Person, either directly or indirectly, and (ix) all Debt referred to in clauses (i) through (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. Debt shall be adjusted to remove (i) any impact of intangibles pursuant to ASC 805, as codified by the Financial Accounting Standards Board in June of 2009, (ii) any impact from Asset Retirement Obligations pursuant to ASC 410, as codified by the Financial Accounting Standards Board in June of 2009, (iii) any potential impact from an accounting standard substantially similar to that proposed in the exposure draft issued by the Financial Accounting Standards Board in August of 2010 related to Leases (Topic 840), and (iv) any indebtedness that can be fully satisfied by issuing equity interests at Borrower’s option.
Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
Debt Service shall mean the annualized interest payment due under the Facility based on the higher of (a) the weighted average actual interest rates then in effect under the Facility, or (b) an eight percent (8%) debt service constant.
Debt Service Coverage shall mean the ratio of: (A) Net Cash Flow to (B) Debt Service.
Default as defined in Section 10.1.

Exhibit A-5

Defaulting Lender means any Lender that, as reasonably determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder and such failure is continuing, unless such failure arises out of a good faith dispute between such Lender and either the Borrower or the Agent, (b) (i) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect with respect to its funding obligations under other agreements generally in which it commits to extend credit, unless with respect to this clause (ii), such failure is subject to a good faith dispute, (c) has failed, within three (3) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of Section 13.5.3, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of such confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof, or the exercise of control over such Lender or any direct or indirect parent company thereof, in each case, by a Governmental Authority.
Default Rate as defined in Section 2.5.5.
Depository Account Pledge and Security Agreement as defined in Section 3.1.3.
Depository Accounts as defined in Section 3.1.3.
Distribution shall mean, with respect to any Person, that such Person has paid a dividend or returned any equity capital to its stockholders, members or partners or made any other distribution, payment or delivery of property (other than common stock or partnership or membership interests of such Person) or cash to its stockholders, members or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any membership or partnership interests (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any membership or partnership interests of such Person (or any options or warrants issued by such Person with respect to its capital stock or membership or partnership interests). Without limiting the foregoing, “Distributions” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans, and any proceeds of a dissolution or liquidation of such Person.
Dollars shall mean lawful money of the United States.

Exhibit A-6

Eligible Assignee shall mean (i) any Lender; (ii) any commercial bank, savings bank, savings and loan association or similar financial institution which (A) has total assets of One Billion Dollars ($1,000,000,000) or more, (B) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, (C) in the sole judgment of the Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (D) in the reasonable judgment of the Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank; (iii) any insurance company in the business of writing insurance which (A) has total assets of One Billion Dollars ($1,000,000,000) or more (B) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (C) meets the requirements set forth in subclauses (C) and (D) of clause (ii) above; and (iv) any other financial institution having total assets of One Billion Dollars ($1,000,000,000) (including a mutual fund or other fund under management of any investment manager having under its management total assets of One Billion Dollars ($1,000,000,000) or more) which meets the requirement set forth in subclauses (C) and (D) of clause (ii) above; provided that each Eligible Assignee must (w) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any state thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (x) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (y) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time and (z) not be the Borrower or an Affiliate of the Borrower.
Environmental Indemnity as defined in Section 3.1.6.
Environmental Laws as defined in the Environmental Indemnity.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
ERISA Affiliate shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of a Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
Event of Default as defined in Section 10.1.
Extended Maturity Date as defined in Section 2.2.
Extended Term as defined in Section 2.2.
Extension Fee as defined in Section 2.6.
Facility as defined in Section 1.3.
Facility Amount shall mean $50,000,000.00, subject to increase as set forth in Section 2.1.2.

Exhibit A-7

Federal Funds Effective Rate shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
Financial Covenants shall mean those covenants of the Borrower set forth in Section 7.26.
Fiscal Year shall mean each twelve month period commencing on January 1 and ending on December 31.
Fixed Charges as defined in Section 7.26.1(a)(v).
Fixed Charge Coverage as defined in Section 7.26.1(a)(vi).
Formation Documents shall mean, singly and collectively, the partnership agreements, joint venture agreements, limited partnership agreements, limited liability company or operating agreements and certificates of limited partnership and certificates of formation, articles (or certificate) of incorporation and by-laws and any similar agreement, document or instrument of any Person.
FT-Fin as defined in Section 3.1.4.
Funding Date shall mean the date the advance of the initial proceeds of the Loan.
GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination; provided that, for any calculations hereunder, to the extent GAAP requires balance sheet or income statement accounts to be stated at fair market value or any GAAP that changes lease accounting, the impact of such GAAP shall be excluded.
Governmental Authority shall mean any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
Guaranty as defined in Section 3.1.4.
Guarantor as defined in Section 1.4.
Hazardous Materials shall mean and include asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, radioactive substances, other carcinogens, oil and other petroleum products, pollutants or contaminants that could be a detriment to the environment, and any other hazardous or toxic materials, wastes, or substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, rules, codes or regulations, or any judicial or administrative interpretation of such laws, rules, codes or regulations.

Exhibit A-8

Indemnified Party as defined in Sections 7.19.
Indemnitor as defined in Section 3.1.6.
Independent shall mean, when used with respect to any Person, a Person who (i) is in fact independent, (ii) does not have any direct financial or indirect financial interest (other than amounts payable to such Person for serving as a director) in the Borrower, any Borrower Subsidiary, or any Loan Party or in any Affiliate of any thereof or in any constituent partner or member of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof and (iii) is not connected with the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate thereof or any constituent partner of the Borrower, any Borrower Subsidiary, or any Loan Party or any Affiliate of any thereof as an officer, employee, promoter, underwriter, trustee, partner, director, or person performing similar functions. Any such Person shall not be deemed to fail to comply with the requirements of clause (iii), above, solely due to such Person serving as an Independent director of the REIT. Whenever it is herein provided that any Independent Person’s opinion or certificate shall be provided, such opinion or certificate shall state that the Person executing the same has read this definition and is Independent within the meaning hereof.
Individual Property and Individual Properties shall mean, from time to time, each real estate property which is owned by, ground leased to or subject to a life estate in favor of a Borrower Subsidiary, together with all improvements, fixtures, equipment, and personalty relating to such property.
Initial Term as defined in Section 2.2.
Initial Maturity Date as defined in Section 2.2.
Interest Rate Agreement shall mean an Interest Rate Protection Product purchased by Borrower from Agent.
Interest Rate Protection Product shall mean an interest rate hedging product, such as a cap or swap.
Investment shall mean the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.
Knowledge shall mean with respect to the Borrower and any of their respective Subsidiaries, the knowledge of any of Michael Ashner, Peter Braverman, Thomas Staples, or Carolyn Tiffany, or any Person who shall at any time replace any of the foregoing.

Exhibit A-9

Late Charge as defined in Section 2.5.6.
Lease shall mean any lease relative to all or any portion of an Individual Property.
Legal Requirements shall mean all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, all Environmental Laws, and those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.
Lenders as defined in the Preamble.
Lender Reply Period as defined in Section 13.26.
LIBOR Business Day shall mean a Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.
LIBOR Rate means for any LIBOR Rate Interest Period therefor, the rate per annum (expressed to the fifth decimal place) equal to British Bankers Association LIBOR Rate (“BBA LIBOR”) from Reuters Screen LIBOR01 Page (or if such Reuters Screen is no longer available, such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such LIBOR Rate Interest Period. If for any reason such rate is not available, the term “LIBOR Rate” shall mean, for any Interest Period therefor, the rate per annum (expressed to the fifth decimal place) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Rate Interest Period for a term comparable to such LIBOR Rate Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR Rate shall be, for any LIBOR Rate Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Rate Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such LIBOR Rate Interest Period for a term comparable to such LIBOR Rate Interest Period.
LIBOR Rate Interest Period shall mean with respect to each amount bearing interest at a LIBOR based rate, a period of one (1), two (2), or three (3) months, to the extent deposits with such maturities are available to Agent, commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day, (ii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Maturity Date.

Exhibit A-10

LIBOR Rate Option as defined in Section 2.4.
Lien shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Licenses and Permits shall mean all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, including, but not limited to, building permits, occupancy permits and such special permits, variances and other relief as may be required pursuant to Legal Requirements which may be applicable to the Individual Property.
Liquid Assets shall mean the sum of the following unencumbered (other than by Liens held by the Agent on behalf of the Lenders) assets: (i) all cash (denominated in United States dollars), (ii) any demand deposits, (iii) marketable securities consisting of short-term (maturity of one year or less) obligations issued or guaranteed as to principal and interest by the United States of America, (iv) short-term certificates of deposit, with a maturity of one year or less, issued by any bank organized under the laws of the United States of America having total assets in excess of $1,000,000,000.00, (v) equity securities which are publicly traded on any nationally recognized exchange or trading platform including, without limitation, the New York Stock Exchange NYSE Amex Equities, NASDAQ or any successors thereto, and (vi) any other securities acceptable to the Agent as evidenced by the Agent’s written approval.
Liquidation Proceeds shall mean amounts received by the Agent and/or the Lenders in the exercise of the rights and remedies under the Loan Documents (including, but not limited to, all rents, profits and other proceeds received by the Agent and/or the Lenders from the liquidation of, or exercising rights upon the occurrence of an Event of Default relative to, any Collateral, but not including any amount bid at a foreclosure sale or on behalf of the Agent or otherwise credited to a Borrower in, any deed-in-lieu of foreclosure or similar transaction).
Loan and Loans as defined in Section 1.3.
Loan Agenda shall mean that Document Agenda respecting the establishment of the Facility annexed hereto as Exhibit K.
Loan Agreement as defined in the Preamble.
Loan Documents as defined in Section 3.1.

Exhibit A-11

Loan Party and Loan Parties shall mean, singly and collectively, the Borrower and each Borrower Subsidiary or other person executing a Loan Document in favor of the Agent, including pursuant to Section 3.3.
Management Agreements as defined in Section 6.9.
Mandatory Principal Prepayments as defined in Section 2.5.1(a).
Market Rent shall mean, at any point of determination, then current rentals being charged to new tenants for comparable quality space located on comparable quality property within the subject geographic area of the subject Individual Property, taking into account and giving effect to, without limitation, such considerations as size, location of the Individual Property, lease term and level and quality of building construction and space improvements, tenant allowances, and rent concessions, all as reasonably determined by the Agent.
Material Adverse Effect shall mean a material adverse effect on, determined separately with respect to the Borrower, (i) the business, assets, prospects, operations or financial or other condition of any of the Borrower and/or, taken as a whole, any of the other Loan Parties, including, without limitation, all Distributions (ii) the ability of Borrower, the Borrower Subsidiaries, and/or the other Loan Parties to perform any material Obligations or to pay any Obligations which it is obligated to pay in accordance with the terms hereof or of any other Loan Document, (iii) the rights of, or benefits available to, the Agent and/or any of the Lenders under any Loan Document or (iv) any Lien given to Agent and/or any of the Lenders on any material portion of the Collateral or the priority of any such Lien.
Maturity shall mean the Initial Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the applicable Extended Maturity Date, or in any instance, upon acceleration of the Facility, if the Facility has been accelerated by Lenders upon an Event of Default.
Maturity Date shall mean the Initial Maturity Date, or, if the Maturity Date has been extended pursuant to the provisions of the Loan Agreement, the applicable Extended Maturity Date.
Minimum Consolidated Net Worth as defined in Section 7.26.3.
Mortgageability Amount shall mean the maximum outstanding amount of Loans that provides Debt Service Coverage equal to 1.50 to 1.0.
Net Cash Flow shall mean, as of any date of determination, the annualized sum of (i) (a) all cash revenues from the Borrowing Base Assets, including, without limitation, all rents, management fees, ground rent, loan payments, distributions, common area maintenance charges, insurance premium and tax reimbursements and proceeds from rental interruption insurance, and recurring dividends and distributions related to the Pledged Securities less the aggregate of (ii) all operating costs and expenses (excluding any debt service) of the Borrower and all of the Borrower’s Subsidiaries which are Loan Parties related to such Borrowing Base Assets, amounts reserved for taxes and insurance, replacement reserves, and capital expenditures, all of the foregoing as reasonably determined by the Agent in a manner consistent with the procedures and methods utilized by the Agent in analyzing the financial information provided by the Borrower prior to the Closing Date.

Exhibit A-12

Net Operating Income shall mean, for any Individual Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Individual Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest and principal but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Individual Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Individual Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees).
Net Worth shall mean the sum of the consolidated net worth of the REIT as evidenced by the REIT’s annual and quarterly SEC reports.
Note shall mean, singly and collectively, the Note or Notes payable to Agent on behalf of the Lenders in the original principal amount of Fifty Million Dollars ($50,000,000.00).
Obligations shall mean all indebtedness, obligations and liabilities of the Borrower to the Agent and/or any Lender existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, assignment, operation of law or otherwise, arising or incurred under this Agreement, the Note, or any of the other Loan Documents, including, without limitation, under any Interest Rate Protection Agreement with the Agent with respect to the Loan.
OFAC shall mean the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
OFAC Review Process shall mean that certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loans or any of their members, officers or partners area a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).
Officer’s Certificate shall mean a certificate delivered to the Agent by a Borrower, a Subsidiary of a Borrower, or a Guarantor, as the case may be, respectively, which is signed by an authorized officer thereof (or an authorized officer of the direct or indirect managing general partner or managing member, as applicable, of such Borrower, the Borrower Subsidiary, or such Guarantor, if and as applicable).

Exhibit A-13

One-Month LIBOR Rate as defined in Section 2.4.
Original Agreement as defined in the Preamble to this Agreement.
Payment Direction Letters as defined in Section 7.15.
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
Percentage shall mean, with respect to each Lender, the amount set forth on Exhibit I hereto as the such Lender’s commitment percentage of the Total Commitment to make advances to the Borrower, as may be amended from time to time by the Agent as provided in Article 13 or in connection with any increase in the Total Commitment.
Permitted Debt as defined in Section 8.4.
Permitted Distributions as defined in Section 8.16.
Permitted Investments as defined in Section 8.17.
Permitted Liens as defined in Section 8.2.
Person shall mean any individual, corporation, partnership, joint venture, estate, trust, unincorporated association or limited liability company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Plan shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) a Borrower or any Subsidiary of a Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which such Person or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
Pledged Securities as defined in Section 3.1.2.
Prime Rate shall mean interest rate established from time to time by KeyBank National Association as its prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by KeyBank National Association for commercial or other extensions of credit.
Pro Rata shall mean a calculation based on the percentage of the capital stock of or other equity interest in any Person owned, directly or indirectly, by the Borrower and/or the REIT. For the purposes of this definition, the Pro Rata share of a Consolidated Entity shall be deemed to be 100%.

Exhibit A-14

Property Owners shall mean, singly and collectively, each Borrower Subsidiary or other Person which owns the fee interest, land estate, or ground lease interest in any Borrowing Base Property.
REIT as defined in Section 1.2.
Related Documents shall mean, singly and collectively, the Formation Documents, the Payment Direction Letters, and the documents establishing and evidencing any Subsidiary Debt.
Related Fund shall mean, with respect to a Lender which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor.
Reportable Event shall mean an event described in Section 4043(b) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Regulation Section 2615, or as otherwise now or hereafter defined in ERISA.
Required Lenders shall mean Lenders holding Percentages aggregating at least sixty six and two-thirds percent (66 2/3%).
Reserve Percentage shall mean for any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loans affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.
Security Documents as defined in Section 3.2.
Single-Purpose Entity shall mean, with respect to a Person, that such Person has Formation Documents which contain generally the following provisions (with such variations as required by the provisions of the Subsidiary Debt) , and has agreed to abide by such terms and conditions:
(a) Such Person shall not engage in any business or activity other than acquiring by merger the assets and liabilities of the applicable Property Owner.
(b) Such Person shall not acquire or own any material assets other than (i) the real property owned by the Subsidiary on the Closing Date, and (ii) such incidental personal property as may be necessary for the operation of such real property.
(c) Such Person shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation and under the applicable laws of any state or states in which the ownership of its assets or the conduct of its business requires such qualification.
(d) Such Person shall not incur any Debt, except as provided herein.

Exhibit A-15

(e) Such Person shall not merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure.
(f) Such Person shall not own any subsidiary or make any investment in any person or entity.
(g) Such Person shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.
(h) Such Person shall agree to abide by the following covenants in its management and operation:
(i) To maintain its records, books of account and bank accounts separate and apart from those of any other Person;
(ii) Not to commingle assets with those of any other Person;
(iii) Not to maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(iv) To maintain separate financial statements;
(v) To pay its own liabilities out of its own funds;
(vi) To observe all corporate, partnership or limited liability company formalities;
(vii) To maintain an arm’s-length relationship with its Affiliates;
(viii) To pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;
(ix) Not to guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, except as provided for herein;
(x) Not to acquire obligations or securities of its partners, members or shareholders;
(xi) To allocate and charge fairly and reasonably any overhead for shared office space or any common employee or overhead shared with affiliates;
(xii) To use separate stationery, invoices and checks;
(xiii) Not to pledge its assets for the benefit of any other entity or make any loan or advances to any entity, including any general partner or any affiliate thereof, except as provided for herein;

Exhibit A-16

(xiv) To hold itself out to the public as a legal entity separate and distinct from any other Person and to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other Person is transacting business, or (B) to suggest that such Person is responsible for the debts of any third party (including any general partner or any affiliate thereof or any other Person);
(xv) To correct any known misunderstanding regarding its separate identity; and
(xvi) To maintain adequate capital and cash on hand for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
Stabilized shall mean at least seventy percent (70%) of the leasable space in an Individual Property has been leased by the Property to a third party pursuant to an arms-length transaction based on market rents at the time such lease was executed.
State shall mean the State or Commonwealth in which the subject of such reference or any part thereof is located.
Statement as defined in Section 14.19.
Subsidiary shall mean, with respect to any Person, any corporation, association, limited liability company, partnership or other business entity of which securities or other ownership interests representing more than 50% of either (x) the beneficial ownership interest or (y) ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by such Person; provided, however none of Sealy Airpark Nashville, L.P, Sealy Newmarket L.P, Sealy Northwest Atlanta L.P., Sealy Airpark Nashville General Partnership, Sealy Newmarket General Partnership and Sealy Northwest Atlanta Partners, L.P. will be considered a Subsidiary until such time as the Borrower or any other Subsidiary of the Borrower has direct or indirect control of the day to day management of such entity.
Subsidiary Debt shall mean all Debt now or hereafter incurred by any Subsidiary of the Borrower, or by an entity in which the Borrower or any Subsidiary has a debt or equity interest.
Subsidiary Debt Schedule as defined in Section 6.17.7.
Subsidiary Guarantor as defined in Section 1.4.
Title Reports as defined in Section 5.10(a).
Total Asset Value shall mean, as of the date of determination, the total assets of the REIT and its Subsidiaries, on a consolidated basis, each as determined in accordance with GAAP, but, as to the assets subject to the Repo Agreement, including only the value of such assets in excess of the debt outstanding under the Repo Agreement.
Total Commitment shall mean the sum of the Commitments of the Lenders, as in effect from time to time.

Exhibit A-17

UCC or the Uniform Commercial Code means the Uniform Commercial Code in effect in a State.
Unfunded Current Liability of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
United States and U.S. shall each mean the United States of America.
Unused Commitment Fee as defined in Section 2.6.2.
Value means, as of any date of determination, (a) with respect to (i) any Individual Property in the Borrowing Base Assets Pool owned by the Property Owner for greater than 12 months or (ii) any Individual Property in the Borrowing Base Assets Pool owned by the Property Owner for less than 12 months with respect to which there has been, in the reasonable determination of the Agent, material change in the operating economics of the Individual Property, (A) the Net Operating Income of such Property for the fiscal quarter most recently ended, times (B) 4 divided by (C) the Capitalization Rate and (b) with respect to any other Individual Property in the Borrowing Base Assets Pool, the value of such Individual Property based on cost determined in accordance with GAAP, (c) the fair market value of any Pledged Securities, and (d) the available balance of any cash pledged as Collateral hereunder.

Exhibit A-18

EXHIBIT F
SUBSIDIARIES
NAME OF ENTITY
5400 WESTHEIMER COURT, LLC
5400 WESTHEIMER HOLDING L.P.*
5400 WESTHEIMER LIMITED PARTNERSHIP*
FT-5400 NEW UNIT LENDER LLC
FT-5400 WESTHEIMER LLC
FT-AMHERST PROPERTY LLC
FT-AMHERST PROPERTY MANAGER LLC
FT-CHURCHILL PROPERTY L.P.
FT-CIRCLE TOWER LLC
FT-CIRCLE TOWER MANAGER LLC
FT-FIN ACQUISITION LLC
FT-FIN GP LLC
FT-FLORIDA PROPERTY LLC
FT-FLORIDA PROPERTY MANAGER LLC
FT-KRG (ATLANTA) LLC
FT-KRG (DENTON) LLC
FT-KRG (GREENSBORO) LLC
FT-KRG (KNOXVILLE) LLC
FT-KRG (LAFAYETTE) LLC
FT-KRG (LOUISVILLE) LLC
FT-KRG (MEMPHIS) LLC
FT-KRG (SEABROOK) LLC
FT-KRG (SHERMAN) LLC
FT-KRG (ST. LOUIS) LLC
FT-KRG PROPERTY L.P.
FT-MARC CLASS B LLC
FT-MARC LOAN LLC
FT-ONTARIO HOLDINGS LLC
FT-ONTARIO PARKING LLC
FT-ONTARIO PARKING MANAGER LLC
FT-ONTARIO PROPERTY LLC
FT-ONTARIO PROPERTY MANAGER LLC
FT-ORLANDO PROPERTY LLC
FT-ORLANDO PROPERTY MANAGER LLC
FT-WD PROPERTY LLC
MARC 29 E. MADISON LLC*
MARC MICHIGAN 30 LLC*
MARC 8 S. MICHIGAN LLC*
MARC BROOKS BUILDING LLC*
MARC 11 E. ADAMS LLC*
MARC RIVER ROAD LLC*
MARC HIGHPOINT PLAZA LLC*
MARC 1701 E. WOODFIELD ROAD LLC*
MARC SALT CREEK LLC*
MARC 3701 ALGONQUIN ROAD LLC*
900 RIDGEBROOK LLC*
MICHIGAN-180 LLC*
NEWBURY APARTMENTS LLC
NEWBURY PROPERTIES DE LLC
NY 46TH STREET LENDER LLC
SEALY AIRPARK NASHVILLE GENERAL PARTNERSHIP*
SEALY NEWMARKET GENERAL PARTNERSHIP
SEALY NORTHWEST ATLANTA PARTNERS
WRT-1050 CORPORETUM HOLDINGS LLC
WRT-1050 CORPORETUM PROPERTY LLC

Exhibit F-1

WRT-1050 CORPORETUM PROPERTY MANAGER LLC
WRT-46TH STREET GOTHAM LLC*
WRT-550/650 CORPORETUM PROPERTY LLC
WRT-550/650 CORPORETUM PROPERTY MANAGER LLC
WRT-701 ARBORETUM PROPERTY LLC
WRT-701 ARBORETUM PROPERTY MANAGER LLC
WRT-ANDOVER PROPERTY LLC
WRT-ANDOVER PROPERTY MANAGER LLC
WRT-ATLANTA LLC
WRT-CDH II LLC
WRT-CONCORD LLC
WRT-CROSSROADS LLC
WRT-CROSSROADS ONE LLC
WRT-DV LLC
WRT-LENDER LLC
WRT-MARC 180 NORTH WACKER LLC
WRT-MARC RC HOLDING LLC
WRT-MARC RC LAND LLC
WRT-MARC RC LLC
WRT-MOFFETT LLC
WRT-MT LLC
WRT-NASHVILLE AIRPARK LLC
WRT-PROPERTY HOLDINGS LLC
WRT-ROCKWELL LLC
WRT-ROIC RIVERSIDE LLC*
WRT-SD DRIVER LLC
WRT-SOUTH BURLINGTON PROPERTY LLC
WRT-SOUTH BURLINGTON PROPERTY MANAGER LLC
WRT-SPRINGING MEMBER LLC
WRT-TALF LLC
WRT-VHH LLC
WRT-WESTWOOD NOTEHOLDER LLC

*	Not a Borrower Subsidiary

Exhibit F-2

[remaining exhibits and schedules omitted from filing]